Exhibit 10.1

Execution Version

BRIDGE CREDIT AGREEMENT

dated as of July 31, 2026

among

YUM CHINA HOLDINGS, INC.,

THE LENDERS NAMED HEREIN,

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Administrative Agent

_____________________________________________

HSBC SECURITIES (USA) INC. and Citigroup Global Markets Asia Limited,

as Joint Lead Arrangers

TABLE OF CONTENTS Page

Section 1	DEFINITIONS	1
1.1	Definitions	1
1.2	Other Interpretive Provisions	23
1.3	[Reserved]	25
1.4	[Reserved]	25
1.5	Divisions	25
1.6	Classification of Loans	26
Section 2	COMMITMENTS OF THE BANKS; BORROWING AND CONTINUATION PROCEDURES	26
2.1	Commitments	26
2.2	Loan Procedures	26
2.3	Defaulting Lenders	29
Section 3	EVIDENCE OF DEBT	30
3.1	Lender Records	30
3.2	[Reserved]	31
Section 4	INTEREST	31
4.1	Interest Rates; Default Interest	31
4.2	Interest Payment Dates	31
4.3	Setting and Notice of Relevant Rates	31
4.4	Computation of Interest	32
Section 5	[Reserved]	32
Section 6	CHANGES IN COMMITMENTS; PREPAYMENTS; REPAYMENT OF LOANS	32
6.1	Changes in Commitments	32
6.2	Prepayments	32
6.3	Repayment	33
6.4	Extension of Term Loans Maturity Date	33
Section 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	34
7.1	Making of Payments	34
7.2	Application of Certain Payments	34
7.3	Due Date Extension or Reduction	34
7.4	Failure to Make Payments	34
7.5	Setoff	35
7.6	Proration of Payments	35
7.7	Taxes	36

i

TABLE OF CONTENTS Page

Section 8	INCREASED COSTS; MARKET DISRUPTION	39
8.1	Increased Costs	39
8.2	Alternative Rate of Interest	41
8.3	Cost of Funds	42
8.4	Funding Losses	43
8.5	Right of Lenders to Fund through Other Offices	43
8.6	Discretion of Lenders as to Manner of Funding	43
8.7	Mitigation of Circumstances; Replacement or Removal of Affected Lender	43
8.8	Conclusiveness of Statements; Survival of Provisions	45
Section 9	REPRESENTATIONS AND WARRANTIES	45
9.1	Organization, etc.	45
9.2	Authorization; No Conflict	45
9.3	Validity and Binding Nature	46
9.4	Financial Condition	46
9.5	No Material Adverse Change	46
9.6	Litigation	46
9.7	Ownership of Properties	46
9.8	Intellectual Property	46
9.9	Significant Subsidiaries	46
9.10	Pension Plans and Plan Assets	46
9.11	Investment Company Act	47
9.12	Regulation U	47
9.13	Taxes	47
9.14	Environmental Matters	47
9.15	Information	48
9.16	Solvency	48
9.17	Anti-Corruption	48
9.18	Sanctions	49
9.19	USA PATRIOT Act	49
9.20	Affected Financial Institution	49
Section 10	COVENANTS	49
10.1	Reports, Certificates and Other Information	49
10.2	Books, Records and Inspections	52

ii

TABLE OF CONTENTS Page

10.3	Insurance	53
10.4	Compliance with Laws; Payment of Taxes	53
10.5	Maintenance of Existence, etc.	53
10.6	Financial Covenants	53
10.7	[Reserved]	54
10.8	Liens	54
10.9	Mergers, Consolidations, Sales	56
10.10	Use of Proceeds	57
10.11	[Reserved]	57
10.12	[Reserved]	57
10.13	Employee Benefit Plans	58
10.14	Environmental Laws	58
10.15	“Know Your Customer” and Beneficial Ownership Regulation Documentation	58
10.16	Post-Closing Covenant	58
Section 11	EFFECTIVENESS; CONDITIONS OF LENDING, ETC	58
11.1	Effectiveness	58
11.2	Conditions to the Funding Date	59
Section 12	EVENTS OF DEFAULT AND THEIR EFFECT.	60
12.1	Events of Default	60
12.2	Effect of Event of Default	62
12.3	Actions Between Effective Date and Closing Date.	62
Section 13	THE ADMINISTRATIVE AGENT.	63
13.1	Appointment and Authority	63
13.2	Delegation of Duties	63
13.3	Liability of Administrative Agent	63
13.4	Reliance by Administrative Agent	65
13.5	Credit Decision; Payments	65
13.6	Indemnification	67
13.7	Administrative Agent in Individual Capacity	67
13.8	Resignation of Administrative Agent	67
13.9	[Reserved]	68
13.10	Administrative Agent May File Proofs of Claim	68
13.11	Other Agents	69

iii

TABLE OF CONTENTS Page

13.12	Certain ERISA Matters	69
Section 14	GENERAL.	70
14.1	Waiver; Amendments	70
14.2	Counterparts	72
14.3	Notices	73
14.4	Regulation U	74
14.5	Costs, Expenses and Taxes	74
14.6	Captions	75
14.7	Successors and Assigns	75
14.8	Assignments; Participations	75
14.9	Payments Set Aside	79
14.10	Governing Law; Severability	79
14.11	Indemnification by the Borrower; Limitation of Liability	79
14.12	Forum Selection and Consent to Jurisdiction	81
14.13	Waiver of Jury Trial	81
14.14	Confidentiality	82
14.15	USA PATRIOT Act Notice	83
14.16	No Fiduciary or Implied Duties	83
14.17	Judgment	84
14.18	[Reserved]	84
14.19	[Reserved]	84
14.20	[Reserved]	84
14.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	84

iv

SCHEDULES

SCHEDULE 2.1 Commitments

SCHEDULE 9.6 Litigation

SCHEDULE 9.9 Significant Subsidiaries

SCHEDULE 9.14 Environmental Matters

SCHEDULE 10.8 Existing Liens

SCHEDULE 10.9 Existing Partnership and Joint Venture Investments

SCHEDULE 14.3 Addresses for Notices

EXHIBITS

EXHIBIT A Form of Loan Notice (Section 2.2.2, 2.2.3)

EXHIBIT B Form of Note (Section 3.1)

EXHIBIT C Form of Compliance Certificate (Section 10.1.3)

EXHIBIT D Form of Solvency Certificate (Section 11.2.7)

EXHIBIT E Form of Assignment Agreement (Section 14.8)

EXHIBIT F Form of Tax Compliance Certificate (Section 7.7(d))

i

BRIDGE CREDIT AGREEMENT

This BRIDGE CREDIT AGREEMENT, dated as of July 31, 2026 (this “Agreement”) is entered into among YUM CHINA HOLDINGS, INC., a Delaware corporation (the “Borrower”), HSBC BANK USA, National Association (in its individual capacity, “HSBC”), as administrative agent and each of the Lenders from time to time party hereto.

WHEREAS, the Borrower and the Lenders desire to establish a senior unsecured delayed draw term loan facility in the aggregate principal amounts hereinafter set forth, to be made available to the Borrower upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, it is mutually agreed as follows:

Section 1 DEFINITIONS.

1.1 Definitions. When used herein the following terms shall have the following meanings:

“Acquisition” means (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person; provided that the Borrower or a Subsidiary is the surviving entity. For the avoidance of doubt, an acquisition, merger or consolidation among the Borrower and/or one or more of its Subsidiaries shall not be considered an Acquisition.

“Acquisition Debt” means Debt incurred in connection with an Acquisition.

“Administrative Agent” means HSBC Bank USA, National Association in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

“Administrative Questionnaire” means an administrative questionnaire substantially in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” means any Lender (a) that is a Defaulting Lender (or has become subject to any case or other proceeding in which a Bail-In Action would reasonably be expected to be asserted against such Lender), a Non-Consenting Lender or a Disqualified Institution, (b) that has given notice to the Borrower of (i) any obligation by the Borrower to pay any amount pursuant to Section 7.7 or 8.1 or (ii) the occurrence of any circumstances of the nature described in Section 8.2 or 8.3 or (c) that has a Participant that has given notice to the Borrower of any obligation by the Borrower to pay any amount pursuant to Section 8.1.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Agent-Related Persons” means the Administrative Agent and any successor administrative agent arising under Section 13.8, and the Related Parties of the foregoing.

“Agreed Currencies” means CNH.

“Agreement” has the meaning assigned to such term in the Preamble.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended and the UK Bribery Act of 2010.

“Approved Fund” means any Person (other than a natural person) that (a) is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean the sale or other disposition by the Borrower or any of its Subsidiaries of the Pizza Hut Target, its equity interests, or its assets to third parties (other than to the Borrower or any Subsidiary), except Excluded Asset Sales.

“Assignee” has the meaning assigned to such term in Section 14.8.1.

“Assignment Agreement” has the meaning assigned to such term in Section 14.8.1.

“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability Period” means, the period commencing on the Effective Date and ending on the earliest of (i) November 16, 2026, (ii) the closing of the Pizza Hut Acquisition with or without the use of the Term Loans provided for hereunder, (iii) written notice by the Borrower to the Administrative Agent pursuant to Section 6.2.1 that it is terminating the Term Loan Commitments in their entirety and (iv) the termination of the Pizza Hut Acquisition Agreement in accordance with the terms thereof or the termination of the Borrower’s (or any of its Affiliates’) obligations under the Pizza Hut Acquisition Agreement to consummate the Pizza Hut Acquisition in accordance with the terms thereof by the Borrower (or its Affiliates) or with the Borrower’s (or its Affiliates’) written consent, in each case, prior to the consummation or closing of the Pizza Hut Acquisition.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

2

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning assigned to such term in the Preamble.

“Borrower Materials” has the meaning assigned to such term in Section 10.1.

“Borrowing” means a borrowing consisting of simultaneous Loans having the same Interest Period, made by each of the Lenders pursuant to Section 2.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed in New York, New York; provided that when used in relation to (i) the definition of Quotation Day, (ii) any day on which CNH HIBOR is to be determined or (iii) any date for payment of amounts under the Loan Documents, any day on which commercial banks and the relevant financial markets are open for general business in Hong Kong.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalent Investments” means cash equivalents, short-term investments and long-term bank deposits and notes, each as reported in the Borrower’s most recently filed 10-K or 10-Q, as applicable.

“Change in Law” means the occurrence, after the date of this Agreement (or, in the case of any Person that becomes a Lender after the date of this Agreement, after the date such Person becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of

3

law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CNH” means the lawful currency of the People's Republic of China traded in the offshore market.

“CNH HIBOR” means, in relation to any Loan or any overdue amount:

(a) the applicable Screen Rate as of 11:00 a.m. (New York time) on the Quotation Day for CNH for a period equal to that Interest Period of that Loan; or

(b) as otherwise determined pursuant to Section 8.2 (Alternative Rate of Interest),

and if, in either case, that rate is less than 0.00%, CNH HIBOR shall be deemed to be 0.00%.

“CNH HIBOR Margin” means, (i) for the period from and including the Funding Date to but excluding the date that is 180 days thereafter, 0.40% per annum, (ii) for the period from and including the date that is 180 days after the Funding Date to but excluding the date that is 270 days thereafter, 0.45% per annum, and (iii) for the period from and including the date that is 270 days after the Funding Date to but excluding the date that is 364 days after the Funding Date, 0.50% per annum.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means the collective reference to the Term Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 10.1.6.

“Competitor” means any competitor of the Borrower or any Subsidiary that is in one or more of the same or similar lines of business as the Borrower or any Subsidiary designated in writing from time to time by the Borrower to the Administrative Agent.

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

4

“Consolidated Leverage Ratio” means, for any Computation Period, the ratio of (a) (i) Consolidated Total Debt as of such date, less (ii) the amount of unrestricted cash and Cash Equivalent Investments as of such date (provided that, if such Consolidated Total Debt less the amount of unrestricted cash and Cash Equivalent Investments for any period is less than or equal to $0.00, then such number shall be deemed to be $0.01 for purposes of the calculation of this Consolidated Leverage Ratio) to (b) EBITDA for such Computation Period.

“Consolidated Tangible Net Worth” means, as of any date of determination, the total shareholder equity of the Borrower, net of any goodwill and other intangibles, each as reported in the Borrower’s most recently filed 10-K or 10-Q, as applicable.

“Consolidated Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Debt of the Borrower and its Subsidiaries of the type described in clause (a) thereof (to the extent determined as such in accordance with U.S. GAAP); provided that (i) obligations in respect of operating leases or (ii) obligations in respect of letters of credit, bankers' acceptances, surety bonds or similar instruments except to the extent of any unreimbursed draw thereon that constitutes an obligation for borrowed money shall be excluded.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or (c) of the Code (or, solely for purposes of Section 412 of the Code and Section 302 of ERISA, Section 414(m) or (o) of the Code) or Section 4001 of ERISA.

“Convertible Bonds” means the proposed issuance by the Borrower of notes convertible into shares of common stock of the Borrower.

“Credit Extension” means the making of any Loan.

“Credit Rating Agency” means a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.

“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under or in respect of (i) letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees and similar independent undertakings and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

5

(c) net obligations of such Person under any Swap;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade and similar accounts payable and accrued expenses in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or foreign legal entity equivalent of a corporation, limited liability company or limited partnership organized or incorporated under the laws of any foreign jurisdiction) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Debt of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Debt) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Debt and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. “Debt” shall not include (1) indebtedness owing to the Borrower by any Subsidiary or indebtedness owing to any Subsidiary by the Borrower or another Subsidiary, (2) any customary earnout or holdback in connection with Acquisitions permitted hereunder, (3) any obligations of the Borrower or its Subsidiaries in respect of customer advances received and held in the ordinary course of business, (4) indebtedness that has been defeased and/or discharged in accordance with its terms by the deposit of cash, Cash Equivalent Investments and/or securities or (5) interest, fees, premiums or expenses, if any, relating to the principal amount of Debt.

“Debt Issuance” shall mean the incurrence of debt for borrowed money (including hybrid securities and debt securities convertible into equity to the extent not constituting an Equity Issuance pursuant to the definition thereof), in each case, by the Borrower or any of its Subsidiaries, except Excluded Debt.

“Default Rate” has the meaning assigned to such term in Section 4.1.2.

“Defaulting Direct Funding Lender Notice” has the meaning assigned to such term in Section 2.2.4(b).

“Defaulting Lender” means, subject to Section 2.3, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to

6

be funded hereunder, (b) has notified the Borrower or the Administrative Agent, in writing that it does not intend or expect to comply with all or any portion of its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing in a manner satisfactory to the Administrative Agent and the Borrower that it will comply (and is financially able to comply) with its prospective funding obligations hereunder; provided that any Lender that has failed to give such timely confirmation shall cease to be a Defaulting Lender under this clause (c) upon the delivery of such confirmation, (d) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy, insolvency or similar proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination made in good faith by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.3) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delisting Event” means (a) the Equity Interests of the Borrower cease to be listed and admitted to trading on both the New York Stock Exchange and the Hong Kong Stock Exchange (or, in each case, any recognized successor exchange thereto) or (b) trading in the Equity Interests of the Borrower on both exchanges is suspended at the same time for a period in excess of fourteen (14) consecutive Business Days (other than (x) any Ordinary Course Trading Suspension or (y) any suspension on both the New York Stock Exchange and the Hong Kong Stock Exchange (or, in each case, any recognized successor exchange thereto) due to geopolitical reasons).

“Demanding Lender” has the meaning assigned to such term in Section 8.7.

“Direct Funding Confirmation” has the meaning assigned to such term in Section 2.2.4.

“Direct Funding Lender” means, with respect to any Borrowing, Citibank N.A., Hong Kong Branch (organized under the laws of the U.S.A with limited liability) (or such other Lender or funding branch or Affiliate thereof as the Borrower may designate and the Administrative Agent may approve in its reasonable discretion), to the extent identified as such in the applicable Loan Notice pursuant to Section 2.2.4.

“Direct Funding Portion” means, with respect to any Borrowing, the portion of a Direct Funding Lender's Term Loan Commitment identified in the applicable Loan Notice as being

7

funded directly to the Borrower pursuant to Section 2.2.4, rather than to the Administrative Agent pursuant to Section 2.2.2.

“Disqualified Institutions” means (a) Competitors and Affiliates of such Competitors, in each case identified by legal name in writing by the Borrower to the Administrative Agent at any time prior to the Effective Date, (b) Competitors and Affiliates of such Competitors, in each case identified by legal name in writing by the Borrower to the Administrative Agent from time to time after the Effective Date and (c) any Person that (i) is clearly identifiable as an Affiliate of a Competitor solely by similarity of such Affiliate’s name and (ii) is not a bona fide debt investment fund that is an Affiliate of such Competitor; provided that no addition to the list of Competitors or Disqualified Institutions shall become effective until the third Business Day after delivery thereof to the Administrative Agent and the posting of such addition to the Lenders and any such addition shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such assignments and participation interests). It is understood and agreed that (i) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution, (ii) the Borrower’s failure to deliver such list (or supplement thereto) to the Administrative Agent shall render such list (or supplement) not received and not effective and (iii) ”Disqualified Institution” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dollar” and the sign “$” mean lawful money of the United States of America.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion; provided that the Administrative Agent shall determine such amounts in manner consistent with the method used to determine such amounts for similarly situated borrowers.

“Domestic Subsidiary” means a Subsidiary organized under the laws of (a) the United States or any political subdivision thereof, or any agency, department or instrumentality thereof, or (b) any state of the United States.

“EBITDA” means, for any period, net income, including noncontrolling interests adjusted for equity in net earnings (losses) from equity method investments, income tax, interest income, net investment gain or loss, depreciation and amortization, store impairment charges and special items (which are typically considered one off or non-recurring), each as reported in the Borrower’s most recently filed 10-K or 10-Q, as applicable.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

8

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the effective date of this Agreement, which date is July 31, 2026.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Claims” means all claims, litigation, proceedings, government investigations, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of Hazardous Substances or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed and enforceable duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental matters.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” shall mean the issuance of any equity interests or equity-linked securities in the public markets by the Borrower to any Person, except (a) pursuant to executive compensation and/or employee benefits or incentive programs, (b) any issuance resulting from the conversion of any convertible debt instrument that does not result in cash proceeds received by the Borrower or any of its Subsidiaries, (c) issuances to the Borrower or any Subsidiary of the Borrower or (d) the Convertible Bonds.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any of the events described in Section 12.1.

“Excluded Asset Sale” shall mean (a) any sale or other disposition of property that is (i) obsolete, worn, damaged, uneconomic or otherwise deemed by the Borrower to no longer be necessary or useful in the operation of the business of the Borrower or its Subsidiaries or (ii) replaced by other property of similar suitability and value, (b) any sale or other disposition of

9

Property (including, for the avoidance of doubt, inventory) in the ordinary course of business, (c) any sale leaseback by the Borrower or its Subsidiaries, (d) the sale or other disposition of property as part of any leasing transaction, (e) any sale or other disposition of property by the Borrower’s Foreign Subsidiaries (or any Subsidiary thereof) to the extent that repatriation of the proceeds of such sale or disposition is not permitted by applicable laws and regulations or would result in material adverse tax consequences (as reasonably determined by the Borrower), (f) any foreclosure, casualty, eminent domain or condemnation event in respect of property of the Borrower or its Subsidiaries, and sales or other dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding), (g) the sale or other disposition of equity interests to the Borrower or any of its Subsidiaries or the issuance of any equity interest or equity-linked securities by the Borrower or any of its Subsidiaries, (h) dispositions of cash and Cash Equivalent Investments, (i) sales or other dispositions to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of the relevant sale or other disposition are promptly applied to the purchase price of such replacement property, (j) dispositions of notes receivable or accounts receivable (including any discount and/or forgiveness thereof) in connection with the collection or compromise thereof, (k) sales or other dispositions made to comply with any order of any Governmental Authority or any Applicable Law and (l) any sales or other dispositions by the Borrower and its Subsidiaries for which the Net Cash Proceeds (assuming, solely for purposes of such definition, that such sale or other disposition was an “Asset Sale”) received after the Effective Date, in the aggregate with all other such sales or dispositions, do not exceed $200,000,000.

“Excluded Debt” shall mean (a) Debt, loans, and advances among the Borrower and any of its Subsidiaries, (b) any working capital, letter of credit or overdraft facilities as in effect from time to time in the ordinary course of business of the Borrower and its Subsidiaries, and any trade, vendor or customer finance-related financing in the ordinary course of business, (c) purchase money Debt incurred in the ordinary course of business of the Borrower and its Subsidiaries, (d) (x) Debt with respect to Capital Leases incurred in the ordinary course of business of the Borrower and its Subsidiaries and (y) Debt incurred to finance the acquisition, construction or improvement of assets in the ordinary course of business of the Borrower and its Subsidiaries, (e) any Debt, loans and advances incurred by the Pizza Hut Target or its Subsidiaries (to the extent not in contravention of the Pizza Hut Acquisition Agreement), (f) Debt to refinance, renew, reprice, repay or defease (collectively, a “Refinancing”) any Debt of the Borrower and its Subsidiaries existing on the Effective Date and that has a maturity date on or prior to the date that is eighteen months following the Effective Date, provided that such Refinancing does not increase the aggregate principal or committed amount thereof (except for the capitalization of accrued interest, amounts in respect of original issue discount and fees and expenses reasonably incurred in connection with such Refinancing), (g) any Debt of the Borrower pursuant to a bilateral loan, credit or similar agreement, (h) any Debt in an aggregate principal amount of less than $200,000,000.00 and (i) commitments related to any of the foregoing clauses (a) through (h).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax

10

(or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Lender’s failure to comply with Section 7.7(d) and (c) any withholding Taxes imposed pursuant to or in connection with FATCA.

“Executive Officer” means the chief financial officer, the chief executive officer, the president or any vice president of the Borrower, as applicable.

“Extension” shall have the meaning assigned to such term in Section 6.4.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and intergovernmental agreements and related legislation or official administrative guidance entered into in connection with the implementation of such sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means (i) that certain Engagement and Fee Letter, dated as of the date hereof, among the Borrower and the Lead Arrangers and (ii) that certain Fee Letter, dated as of the date hereof, among the Borrower and the Administrative Agent.

“Final Maturity Date” has the meaning assigned to such term in Section 6.4.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Subsidiary of the Borrower other than any Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“Funding Date” shall mean the initial date on which the Term Loans are funded to the Borrower hereunder.

“GAAP” means generally accepted accounting principles in the United States of America, which are applicable to the circumstances as of the date of determination; provided that, with respect to the financial statements of Foreign Subsidiaries (except to the extent included in the

11

consolidated financial statements of the Borrower), “GAAP” shall mean the generally accepted accounting principles in the relevant foreign jurisdiction which are set forth from time to time in the opinions and pronouncements of the applicable accounting standards board (or similar agency) of such foreign jurisdiction which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means (a) any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing) and (b) the National Association of Insurance Commissioners.

“Group” has the meaning assigned to such term in Section 2.2.1.

“Hazardous Substances” means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“HSBC” has the meaning assigned to such term in the Preamble.

“Impacted Lender” has the meaning assigned to such term in Section 8.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Initial Maturity Date” means the date that is 180 days after the Funding Date.

“Interest Coverage Ratio” means, for any Computation Period, the ratio of (a) EBITDA for such Computation Period to (b) Interest Expense for such Computation Period.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Leases) net of total interest income of the Borrower and its Subsidiaries on a

12

consolidated basis for such period with respect to all outstanding Debt of the Borrower and its Subsidiaries; provided that, if such total interest expense, net of total interest income for any period is less than or equal to $0.00, then such number shall be deemed to be $0.01 for purposes of the calculation of the Interest Coverage Ratio.

“Interest Payment Date” means (1) the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a CNH HIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (2) the Maturity Date.

“Interest Period” means with respect to any CNH HIBOR Borrowing, the period commencing on the date such Loan is borrowed or continued as a CNH HIBOR Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability of CNH HIBOR), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent continuation of such Borrowing.

“Interpolated Screen Rate” means, in relation to CNH HIBOR for a Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of 11:00 a.m. (New York time) on the Quotation Day for CNH.

“IRS” means the United States Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“JV Buy/Sell Transaction” means the sale or other disposition of joint ventures (regardless of the form of legal entity) (i) to the extent required by, or made pursuant to, customary buy/sell arrangements or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements or (ii) in connection with the dissolution or termination of a joint venture to the extent required pursuant to joint venture and similar arrangements.

“Lead Arrangers” means HSBC Securities (USA) Inc. and Citigroup Global Markets Asia Limited, each in their capacity as a joint lead arranger of the facilities hereunder.

13

“Lender” means, collectively, each bank, financial institution and other lender party hereto that holds a Commitment or a Loan, including each assignee that shall become a party hereto pursuant to Section 14.8.

“Lender Related Parties” means, with respect to any Lender, (a) any controlling Person or controlled Affiliate of such Lender, (b) the respective directors, officers or employees of such Lender or any of its controlling Persons or controlled Affiliates and (c) the respective agents of such Lender or any of its controlling Persons or controlled Affiliates, in the case of this clause (c), acting on behalf of, or at the express instructions of, such Lender, controlling Person or controlled Affiliate.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise, excluding the interest of a lessor under an operating lease; provided that, for the avoidance of doubt, in no event shall any unsecured intercompany guarantees or similar arrangements be deemed to be a “Lien” under this Agreement.

“Loan” means a Term Loan.

“Loan Document” means this Agreement, the Notes and the Fee Letters.

“Loan Notice” means a notice of (a) a Borrowing of Loans, or (b) a continuation of CNH HIBOR Loans pursuant to Section 2.2, which shall be substantially in the form of Exhibit A, appropriately completed (including, with respect to any Borrowing involving a Direct Funding Portion, the Funding Instructions Schedule described in Section 2.2.2) and signed by an Executive Officer of the Borrower.

“Margin Stock” means any “margin stock” as defined in Regulation U of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

“Maturity Date” means the Initial Maturity Date, as it may be extended from time to time pursuant to Section 6.4.

“Multiemployer Pension Plan” means a multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, and to which the Borrower or any member of the Controlled Group has, or would reasonably be expected to have, any liability.

14

“Net Cash Proceeds” means, (a) with respect to any Asset Sale, the aggregate amount of all cash proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment, but only as and when actually received) actually received in respect of such Asset Sale after the Effective Date, net of (i) all attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other fees and survey costs, title insurance premiums, and related search and recording charges, commissions, title and recording tax expenses and other fees and expenses incurred in connection therewith, (ii) all taxes (including withholding taxes) paid or reasonably estimated to be payable as a result thereof, (iii) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Borrower or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Sale and (v) the amount of any reserves established by the Borrower or any of its Subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any Equity Issuance or Debt Issuance, the aggregate amount of all cash proceeds actually received after the Effective Date in respect of such Equity Issuance or Debt Issuance, net of (without duplication) all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Non-Consenting Lender” has the meaning assigned to such term in Section 14.1.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” has the meaning assigned to such term in Section 3.1.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest (whether such interest is

15

allowed as a claim in a bankruptcy proceeding with respect to the Borrower or otherwise) of each Loan made under this Agreement to the Borrower, together with all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the United States Bankruptcy Code, would become due) and liabilities (including indemnities, fees and interest thereon) of the Borrower to the Administrative Agent or any Lender now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Documents and the due performance and compliance with all terms, conditions and agreements contained in the Loan Documents by the Borrower.

“Ordinary Course Trading Suspension” means a suspension of trading of the shares in the Borrower on any applicable stock exchange pursuant to applicable laws, regulations or listing rules, which is a voluntary suspension as a result of and at the direction of the board of directors of the Borrower in respect of a pending announcement by the Borrower as to any corporate event related to the normal business operations of the Borrower and its Subsidiaries, which is not related to or the results of any breach of any applicable laws, regulations or listing rules by the Borrower and its Subsidiaries, any events materially adversely affecting the business, operations, property or financial condition of the Borrower and its Subsidiaries, taken as a whole.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.7).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the NYFRB Rate.

“Participant” has the meaning assigned to such term in Section 14.8.2.

“Participant Register” has the meaning assigned to such term in Section 14.8.2.

“Payment” has the meaning assigned to such term in Section 13.5.

“Payment Notice” has the meaning assigned to such term in Section 13.5.

16

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Borrower or any member of the Controlled Group has, or would reasonably be expected to have, any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition” means any Acquisition by the Borrower or a Subsidiary which satisfies each of the following requirements: (a) no Event of Default has occurred and is continuing at the time of, or immediately after giving effect to, such Acquisition; (b) the Person to be acquired is in, or the assets to be acquired are for use in, the same, similar, adjacent, complementary, synergistic or related line of business as the Borrower and its Subsidiaries or a reasonable extension thereof; (c) if the aggregate consideration to be paid by the Borrower and its Subsidiaries in connection with such Acquisition (including Debt assumed, but excluding capital stock of the Borrower or any Subsidiary) exceeds $250,000,000, the Borrower shall have delivered to the Administrative Agent a certificate demonstrating that, after giving effect to such Acquisition, the Borrower will be in pro forma compliance with the covenants in Section 10.6; and (d) in the case of the Acquisition of a Person, the Board of Directors (or equivalent governing body) of the Person being acquired shall have approved such Acquisition.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or other entity, whether acting in an individual, fiduciary or other capacity.

“Pizza Hut Acquisition” means the acquisition of the Pizza Hut Target pursuant to the Pizza Hut Acquisition Agreement.

“Pizza Hut Acquisition Agreement” means that certain Membership Interest Purchase Agreement, dated as of June 16, 2026 (together with all exhibits, schedules and other attachments thereto), between the Borrower and Yum! Brands, Inc.

“Pizza Hut Acquisition Agreement Representations” shall mean such of the representations and warranties made by or with respect to Seller (as defined in the Pizza Hut Acquisition Agreement) or the Pizza Hut Target in the Pizza Hut Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower or any of its Affiliates has the right (without regard to any notice or cure period) to terminate its or their obligations under the Pizza Hut Acquisition Agreement or decline to consummate the Pizza Hut Acquisition pursuant to the Pizza Hut Acquisition Agreement (in each case in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Pizza Hut Acquisition Agreement.

“Pizza Hut Acquisition Closing Date” means the date of consummation of the Pizza Hut Acquisition.

“Pizza Hut Target” means Willow Glade Investments, LLC.

17

“Plan Asset Regulation” means the U.S. Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, or any successor regulation thereto, as in effect at the time of reference, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” as defined in the Plan Asset Regulation.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 10.1.6.

“Quotation Day” means:

(a) in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period; and

(b) in relation to any Interest Period, the duration of which is selected by the Administrative Agent pursuant to Section 4.1.1, such date as may be determined by the Administrative Agent (acting reasonably).

“Recipient” means (a) the Administrative Agent and (b) any Lender.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by the Reference Banks:

(a) (other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the Hong Kong interbank market, in CNH for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period, or,

(b) if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator, and if that rate is less than 0.00%, the Reference Bank Rate will be deemed to be 0.00%.

“Reference Banks” means the principal Hong Kong offices of Citibank N.A. and the principal Hong Kong office of two other banks as appointed by the Administrative Agent and the Borrower.

“Register” has the meaning assigned to such term in Section 14.8.1.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, advisors, members and representatives of such Person and of such Person’s Affiliates.

18

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Repayment Notice” has the meaning assigned to such term in Section 7.1.2.

“Replacement Benchmark” means a benchmark rate which is:

(a) formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i) the administrator of that Screen Rate provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate; or

(ii) any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both sub-paragraphs (i) and (ii) above, the “Replacement Benchmark” will be the replacement under sub-paragraph (ii) above;

(b) in the opinion of the Administrative Agent (acting on the instructions of the Required Lenders) and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

in the opinion of the Administrative Agent (acting on the instructions of the Required Lenders) and the Borrower, an appropriate successor to a Screen Rate.

“Required Lenders” means, at any time, Lenders having outstanding Term Loans and unused Commitments representing a majority of the sum of the outstanding Term Loans and unused Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Sanctioned Country” has the meaning assigned to such term in Section 9.18.

“Sanctions” has the meaning assigned to such term in Section 9.18.

“Screen Rate” means the Hong Kong interbank offered rate administered by Treasury Markets Association (or any other person which takes over the administration of that rate) for CNH and for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page CNHHIBORFIX of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays the rate) or, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

19

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(a) the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Administrative Agent (acting on the instructions of the Required Lenders) and the Borrower materially changed;

(b) (i)

(A) the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B) information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii) the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii) the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv) the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c) the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i) the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Administrative Agent(acting on the instructions of the Required Lenders) and the Borrower) temporary; or

(d) the Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than twenty (20) Business Days; or in the opinion of the Administrative Agent (acting on the instructions of the Required Lenders) and the Borrower, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“SEC” means the Securities and Exchange Commission.

20

“Significant Subsidiary” means at any time, any other Subsidiary having (a) assets (after intercompany eliminations) with a value not less than 10% of the total value of the consolidated assets of the Borrower and its Subsidiaries, taken as a whole, or (b) revenues (after elimination of intercompany revenues) not less than 10% of the consolidated revenues of the Borrower and its Subsidiaries, taken as a whole, in each case for, or as of the end of, the most recently ended Computation Period, as the case may be.

“Specified Representations” means the representations and warranties made by the Borrower pursuant to (i) Section 9.1(a), solely with respect to the organizational existence of the Borrower, (ii) Sections 9.2 and 9.3, in each case solely with respect to the Borrower, (iii) Section 9.11, (iv) Section 9.12, (v) Section 9.16 and (vi) Section 9.18(a), solely to the extent relating to the use of proceeds of the Term Loans.

“Subordinated Debt” means any Debt of the Borrower or any Subsidiary that (a) is subordinated to the obligations of the Borrower and its Subsidiaries under the Loan Documents in a manner approved in writing by the Required Lenders and (b) has (i) no amortization prior to the date that is at least 91 days after the Maturity Date, (ii) financial covenants and events of default (and related definitions) that are reasonably acceptable to the Required Lenders and (iii) no limitation on senior Debt (or any guaranty thereof) that is unacceptable to the Required Lenders in their reasonable discretion.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Suretyship Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Suretyship Liability is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, and (ii) the stated amount of such Suretyship Liability.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

21

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Lender with an outstanding Term Loan.

“Term Loan” has the meaning assigned to such term in Section 2.1.1.

“Term Loan Commitment” means, as to any Lender, its obligation to make a Term Loan to the Borrower on the Funding Date, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender hereunder, as such Commitment may be changed from time to time pursuant to Section 6. The initial amount of such Lender’s Term Loan Commitment is set forth opposite such Lender’s name in Schedule 2.1 under the heading “Term Loan Commitment”. As of the Effective Date, the initial aggregate amount of the Term Loan Commitments is CNH8,400,000,000; provided that no Borrowing of the Term Loan Commitments shall occur prior to the Funding Date.

“Trade Date” has the meaning assigned to such term in Section 14.8.3(a).

“Transactions” means (i) the execution and delivery by the Borrower of this Agreement, the performance by the Borrower of its obligations hereunder and thereunder and the Borrowings to be made hereunder, (ii) the consummation of the Pizza Hut Acquisition and (iii) the payment of the fees, costs and expenses incurred in connection with the consummation of the foregoing.

“Trigger Event” shall have the meaning assigned to such term in Section 8.7.

“Type” of Loan or Borrowing refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the CNH HIBOR.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which

22

includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unpaid Sum” has the meaning assigned to such term in Section 4.1.2.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 7.7(d)(ii)(B)(3).

“Voting Stock” means, as applied to the stock of any corporation, stock of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such corporation other than stock having such power only by reason of the happening of a contingency.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) (i) The term “including” is not limiting and means “including without limitation”.

(ii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

23

(d) Unless otherwise specified, any reference to a Subsidiary being “wholly-owned” means that such Subsidiary is directly or indirectly wholly-owned by the Borrower.

(e) Unless otherwise expressly provided herein, (i) references in any Loan Document to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references in any Loan Document to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation and (iii) references in any Loan Document to any Person shall be construed to include such Person’s successors and assigns, subject to any restriction upon assignment contained in any Loan Document.

(f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are independent and each shall be performed in accordance with its terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Borrower, the Lenders and the other parties hereto and thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or the Lenders’ involvement in their preparation.

(h) Unless otherwise expressly provided herein, any reference to a particular time means such time in New York, New York.

(i) For all purposes of this Agreement (but not for purposes of the preparation of any financial statements, any schedule pertaining to Foreign Subsidiaries, any compliance certificate delivered pursuant hereto or determining compliance with any basket, threshold, exception, limitation, cap, carveout or similar amount to the extent such determination is made using the methodology reflected in the most recent financial statements of the Borrower and its Subsidiaries delivered pursuant to this Agreement), the equivalent in any currency of an amount in Dollars, and the equivalent in Dollars of an amount in any other currency, shall be based on the Dollar Equivalent. For the avoidance of doubt, any such carved-out determination shall be made by the Borrower, and the Administrative Agent shall have no duty or obligation to calculate, test, confirm or verify such determination by reference to any exchange rate or translation methodology used by the Borrower. The Administrative Agent shall use only the Dollar Equivalent for any currency conversion or determination required to be made by it under this Agreement.

(j) No Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 9 or Section 10 under this Agreement being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the Fiscal Quarter of the Borrower immediately preceding the Fiscal Quarter of the Borrower in which such transaction requiring a determination occurs.

(k) Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to

24

be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied (it being agreed that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Section 10 to eliminate the effect of any change in GAAP or in the application thereof on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 10 for such purpose), then the Borrower’s compliance with such covenant shall be determined without giving effect to such change or the application thereof until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. For purposes of calculating the Consolidated Leverage Ratio (and any component definitions thereof), the Interest Coverage Ratio (and any component definitions thereof), consolidated assets (including total or tangible assets) and revenues, any Acquisition, any sale or other disposition outside the ordinary course of business by the Borrower or any of the Subsidiaries of any asset or group of related assets in one or a series of related transactions, any incurrence or repayment of any Debt, and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis reasonably acceptable to the Administrative Agent.

(l) For purposes of calculating on a pro forma basis the Interest Coverage Ratio with respect to any Debt that bears a floating rate of interest, the interest on such Debt shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Debt if such Hedging Agreement has a remaining term in excess of 12 months).

1.3 [Reserved].

1.4 [Reserved].

1.5 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

25

1.6 Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “CNH HIBOR Loan”) or by Class and Type (e.g., a “Term CNH HIBOR Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “CNH HIBOR Borrowing”) or by Class and Type (e.g., a “CNH HIBOR Term Borrowing”).

Section 2 COMMITMENTS OF THE BANKS; BORROWING AND CONTINUATION PROCEDURES.

2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone and not jointly, agrees to make loans to the Borrower as follows:

2.1.1 Term Loans . Subject to the terms and conditions set forth herein each Lender agrees to make a term loan (each, a “Term Loan”) to the Borrower on the Funding Date prior to the conclusion of the Availability Period in an aggregate principal amount in CNH not exceeding its Term Loan Commitment as of such date. The Borrower may make no more than one Borrowing under the Term Loan Commitment and any undrawn Term Loan Commitments shall automatically terminate immediately following the making of the Borrowing on the Funding Date. Amounts borrowed under this Section 2.1.1 and subsequently repaid or prepaid may not be reborrowed.

2.2 Loan Procedures.

2.2.1 Various Types of Loans. Subject to Section 8.2, each Loan shall be comprised entirely of CNH HIBOR Loans, as the Borrower shall specify in the related Loan Notice pursuant to Section 2.2.2 or 2.2.3. CNH HIBOR Loans of the same Class and having the same Interest Period are sometimes called a “Group” or collectively “Groups”. It is further agreed that (i) not more than five (5) different Groups of CNH HIBOR Loans shall be outstanding at any one time and (ii) the aggregate principal amount of each Group of CNH HIBOR Loans shall at all times be at least in an amount of CNH35,000,000 and an integral multiple of CNH7,500,000 in excess thereof.

2.2.2 Borrowing Procedures. The Borrower shall give written notice, by delivering a Loan Notice to the Administrative Agent, of each proposed Borrowing not later than 11:00 a.m. (New York time) three (3) Business Days before the date of the proposed Borrowing. Each such Loan Notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date of such Borrowing, which shall be a Business Day, the amount of Borrowing, in the case of a CNH HIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and (x) with respect to the portion of the Borrowing to be funded through the Administrative Agent, the location and number of the Borrower's account to which such portion is to be disbursed, and (y) with respect to any Direct Funding Portion, the location, number, and wire/SWIFT instructions for the Borrower's account at the applicable Direct Funding Lender to which such Direct Funding Portion is to be funded (collectively, the “Funding Instructions Schedule”). Promptly upon receipt of such Loan Notice, the Administrative Agent shall advise each Lender thereof. Not later than 2:00 p.m. (New York time) on the date of a proposed

26

Borrowing, the Administrative Agent shall pay over the requested amount to the Borrower on the requested Borrowing date; provided that, with respect to any Borrowing that includes a Direct Funding Portion, the Administrative Agent’s obligations under this Section 2.2.2 shall apply solely to the portion of such Borrowing other than the Direct Funding Portion, and the Direct Funding Portion shall instead be funded in accordance with Section 2.2.4; provided further, however, that if the Administrative Agent receives payment from any Direct Funding Lender in respect of any Direct Funding Portion, the Administrative Agent shall promptly remit such Direct Funding Portion to the Borrower. The Borrowing shall be on a Business Day. For the avoidance of doubt, the Administrative Agent shall have no obligation to fund or advance any amount to the Borrower to the extent it has not received the corresponding amount from the Lenders. The Borrowing shall be in an aggregate amount of at least CNH35,000,000 and an integral multiple of CNH7,500,000 in excess thereof.

If no Interest Period is specified with respect to any requested CNH HIBOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Loan Notice in accordance with this Section 2.2, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.2.3 Continuation Procedures.

(a) Subject to the provisions of Section 2.2.1, the Borrower may, upon irrevocable written notice by delivering a Loan Notice to the Administrative Agent in accordance with clause (b) below elect, as of the last day of the applicable Interest Period, to continue any Group of CNH HIBOR Loans having an Interest Period expiring on such day (or any part thereof in an aggregate amount not less than CNH35,000,000 and an integral multiple of CNH7,500,000 in excess thereof) for a new Interest Period.

(b) The Borrower shall deliver a Loan Notice to the Administrative Agent of each proposed continuation not later than 2:00 p.m. (New York time) at least three (3) Business Days prior to the proposed date of such continuation, if the applicable Loans are to be continued as CNH HIBOR Loans specifying:

(1) the proposed date of continuation;

(2) the aggregate amount of Loans to be continued; and

(3) the duration of the requested Interest Period therefor.

(c) If upon expiration of any Interest Period applicable to any CNH HIBOR Loan, the Borrower has failed to select timely a new Interest Period to be applicable to such CNH HIBOR Loan, the Borrower shall be deemed to have elected to continue such CNH HIBOR Loan with a one-month Interest Period effective on the last day of such Interest Period.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of continuation pursuant to this Section 2.2 or, if no timely notice is provided by the Borrower, of the details of any automatic continuation.

27

(e) Unless the Required Lenders otherwise consent, during the existence of any Event of Default, (i) the Borrower may not elect an Interest Period longer than one month's duration for any CNH HIBOR Loan and (ii) upon the expiration of the Interest Period then in effect for any CNH HIBOR Loan, such Loan shall automatically be continued as a CNH HIBOR Loan with an Interest Period of one month's duration (or such shorter period as the Administrative Agent may select in its reasonable discretion so that such Interest Period ends on the applicable Maturity Date).

2.2.4 Direct Funding by Certain Lenders

(a) Notwithstanding anything to the contrary in Section 2.2.2, if the Borrower designates a Lender as a "Direct Funding Lender" in the applicable Loan Notice with respect to any Borrowing, the Direct Funding Portion of such Direct Funding Lender's Term Loan Commitment shall be funded by such Direct Funding Lender directly to the Borrower's designated CNH account at such Direct Funding Lender on the applicable Borrowing date, and not through the Administrative Agent. The Administrative Agent shall have no obligation to receive, hold, disburse, or otherwise handle any Direct Funding Portion.

(b) The Administrative Agent shall have no obligation to apply, acknowledge, treat as funded, or take any further action with respect to a Direct Funding Portion (and, for the avoidance of doubt, the Administrative Agent's obligations with respect to the portion of the Borrowing funded through the Administrative Agent shall not be conditioned on, or delayed pending, receipt of any Direct Funding Confirmation) unless and until the Administrative Agent has received written confirmation, in form and substance satisfactory to the Administrative Agent (which may be by authenticated SWIFT message, email, or other electronic confirmation), from each of (x) the applicable Direct Funding Lender and (y) the Borrower, in each case confirming that the full amount of the Direct Funding Portion has been received by the Borrower in same-day, immediately available funds no later than 5:00 p.m. (Hong Kong time) on the applicable Borrowing date (each, a "Direct Funding Confirmation"). If the Borrower does not receive the Direct Funding Portion on the requested Borrowing Date, the Borrower may deliver a notice to the Administrative Agent stating that the Direct Funding Lender is a “Defaulting Lender” hereunder (a “Defaulting Direct Funding Lender Notice”). The Borrower shall cause each Direct Funding Confirmation or Defaulting Direct Funding Lender Notice, as applicable, to be delivered concurrently to the Administrative Agent, and the Administrative Agent may conclusively rely on each Direct Funding Confirmation and Defaulting Direct Funding Lender Notice, as applicable, without further inquiry or investigation.

(c) For the avoidance of doubt, (i) the Administrative Agent shall have no responsibility for verifying the accuracy of any Direct Funding Confirmation or for independently confirming that a Direct Funding Portion has in fact been received by the Borrower, and (ii) nothing in this Section 2.2.4 shall be construed to make the Administrative Agent responsible for the timely funding, settlement, or disbursement of any Direct Funding Portion.

(d) For the avoidance of doubt, a Direct Funding Lender, in funding a Direct Funding Portion, acts solely in its capacity as a Lender hereunder and not as agent, sub-agent, or delegee of the Administrative Agent, and the Administrative Agent shall have no responsibility or liability for the acts or omissions of any Direct Funding Lender in connection therewith.

28

(e) For the avoidance of doubt, (i) the Administrative Agent shall have no duty to monitor or determine whether a Direct Funding Lender has funded its Direct Funding Portion for purposes of the Defaulting Lender determination, and may rely on the Direct Funding Confirmations (or the absence of a Borrower/Direct Funding Lender notice) in that regard, and (ii) any determination of Defaulting Lender status with respect to a Direct Funding Portion will be based solely on written notice received by the Administrative Agent, including a Defaulting Direct Funding Lender Notice.

2.3 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 14.1.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 12 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.5 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loan was made at a time when the conditions set forth in Section 11.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are funded by the Lenders pro rata in accordance with their respective Commitments. Any payment, prepayment or other amount paid or payable to a Defaulting Lender that is applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and

29

redirected by such Defaulting Lender, and each Lender irrevocably consents to the foregoing.

(b) If the Borrower, the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will take such actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held pro rata by the Lenders, as applicable, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of a Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3 EVIDENCE OF DEBT.

3.1 Lender Records. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon; provided that, with respect to any Direct Funding Portion, the accounts and records maintained by the applicable Direct Funding Lender (and not the Administrative Agent) shall be conclusive absent manifest error as to amounts funded in respect thereof. Any failure to so record, or any error in doing so, shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing hereunder or under any other Loan Document. In the event of any conflict between the accounts and records maintained by a Direct Funding Lender and the accounts and records of the Administrative Agent in respect of a Direct Funding Portion, the records of the Direct Funding Lender shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note substantially in the form of Exhibit B (each a “Note”), which shall evidence such Lender’s Term Loan, in addition to such accounts or records. Each Lender may attach schedules to its Note (or Notes) and endorse thereon the date, type (if applicable), amount and maturity of its Loans and payments with respect thereto. Each Direct Funding Lender shall promptly notify the Administrative Agent in writing of the amount and date of each payment or prepayment of principal and interest received by it in respect of its Direct Funding Portion, for informational and recordkeeping purposes only, it being understood that the Administrative Agent may conclusively rely on such notices without independent verification and shall have no liability for any inaccuracy therein.

3.2 [Reserved].

Section 4 INTEREST.

4.1 Interest Rates; Default Interest.

30

4.1.1 Interest Rates for Loans. The Borrower promises to pay interest on the unpaid principal amount of each Loan made to it for the period commencing on the date such Loan is made until such Loan is paid in full at a rate per annum equal to the sum of the CNH HIBOR for the Interest Period in effect for such Borrowing, plus the CNH HIBOR Margin from time to time in effect.

4.1.2 Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise (any such overdue amount, an “Unpaid Sum”), such Unpaid Sum shall bear interest, after as well as before judgment, from (and including) the due date to (but excluding) the date of actual payment, at a rate per annum equal to 2.0% plus the rate of interest that would have been payable on such Unpaid Sum if such Unpaid Sum had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Administrative Agent (acting reasonably) (the “Default Rate”); provided that:

(a) if the Unpaid Sum consists of all or part of a Loan that became due on a day other than the last day of the Interest Period then applicable to such Loan, (i) the first Interest Period applicable to such Unpaid Sum shall have a duration equal to the unexpired portion of the then-current Interest Period for such Loan, and (ii) the rate of interest applicable to such Unpaid Sum during such first Interest Period shall be 2.0% plus the rate that would have applied to such Loan had it not become due; and

(b) any interest accruing under this Section 4.1.2 that is not paid when due shall be compounded with the applicable Unpaid Sum at the end of each Interest Period applicable to such Unpaid Sum but shall remain immediately due and payable on demand.

4.2 Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (1) interest accrued pursuant to Section 4.1.2 shall be payable on demand, (2) after maturity, accrued interest on all Loans shall be payable on demand.

4.3 Setting and Notice of Relevant Rates. The applicable CNH HIBOR for each Interest Period shall be determined by the Administrative Agent, which shall give notice thereof to the Borrower and each Lender. Each determination of the applicable CNH HIBOR by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable CNH HIBOR hereunder.

4.4 Computation of Interest. Interest computed by reference to CNH HIBOR hereunder shall be computed on the basis of a year of 360 days. Interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 5 [Reserved].

Section 6 CHANGES IN COMMITMENTS; PREPAYMENTS; REPAYMENT OF LOANS.

31

6.1 Changes in Commitments.

6.1.1 [Reserved].

6.1.2 Mandatory Reduction of Commitments. Unless previously terminated, the Term Loan Commitment shall automatically terminate upon the earlier of (x) the making of the Term Loans on the Funding Date and (y) the conclusion of the Availability Period.

6.2 Prepayments.

6.2.1 Voluntary Prepayments. The Borrower may from time to time prepay Loans in whole or in part, without premium or penalty, provided that the Borrower shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 a.m. (New York time), three (3) Business Days before the date of prepayment. Each partial prepayment of Term Loans shall be in a minimum amount of CNH35,000,000 and an integral multiple of CNH7,500,000 in excess thereof. Prepayments of Term Loans shall be applied pro rata to applicable Term Loans of all Term Lenders based on the outstanding amount thereof for the account of such applicable Term Lender. Any prepayment of a CNH HIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Each notice of prepayment under this Section 6.2.1 shall be irrevocable; provided that a notice delivered by the Borrower may state that such notice is conditioned upon the consummation of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

6.2.2 Mandatory Prepayments.

(a) In the event that the Borrower or any of its Subsidiaries actually receives, following the Effective Date, any Net Cash Proceeds arising from (without duplication) any Debt Issuance or Equity Issuance, then the Borrower shall use commercially reasonable efforts to, within 90 days (or such longer period as mutually agreed upon by the Borrower and Administrative Agent) after receipt by the Borrower or any of its Subsidiaries of such Net Cash Proceeds, (i) notify the Administrative Agent of actual receipt by the Borrower or such Subsidiary of any such Net Cash Proceeds (and the Administrative Agent will promptly notify each Lender of its receipt of each such notice) and (ii) (x) if on or prior to the delivery of the Loan Notice for funding of the Term Loans on the Funding Date, reduce the Term Loan Commitments in an aggregate principal amount equal to 100% of such Net Cash Proceeds, (y) if after the delivery of the Loan Notice for funding of the Term Loans on the Funding Date and prior to the funding of the Term Loans on the Funding Date, following the funding of the Term Loans, prepay the Term Loans in an amount equal to 100% of such Net Cash Proceeds or (z) if after the funding of the Term Loans on the Funding Date, prepay the Term Loans in an amount equal to 100% of such Net Cash Proceeds; provided that such prepayment amount shall in no event exceed the aggregate outstanding principal amount of the Term Loans.

(b) Upon the occurrence of a Delisting Event, the Borrower shall, within five (5) Business Days following such Delisting Event (or, if later, following the Borrower becoming

32

aware of such Delisting Event), prepay the Term Loans in full, together with all accrued and unpaid interest thereon and all other amounts then owing hereunder.

(c) In the event that the Borrower or any of its Subsidiaries actually receives, following the Effective Date, any Net Cash Proceeds arising from any Asset Sale, then the Borrower shall, within five (5) Business Days after receipt by the Borrower or any of its Subsidiaries of such Net Cash Proceeds, (i) notify the Administrative Agent of actual receipt by the Borrower or such Subsidiary of any such Net Cash Proceeds (and the Administrative Agent will promptly notify each Lender of its receipt of each such notice) and (ii) either (x) if on or prior to the delivery of the Loan Notice for funding of the Term Loans on the Funding Date, reduce the Term Loan Commitments in an aggregate principal amount equal to 100% of such Net Cash Proceeds or (y) if after the funding of the Term Loans on the Funding Date, prepay the Term Loans in an amount equal to 100% of such Net Cash Proceeds; provided that such prepayment amount shall in no event exceed the aggregate outstanding principal amount of the Term Loans.

(d) The Borrower shall not be required to prepay by any amount that would otherwise be required pursuant to clause (a) above to the extent (i) the relevant Net Cash Proceeds are generated by any Foreign Subsidiary and the repatriation to the Borrower of any such Net Cash Proceeds would be prohibited, restricted or delayed under any applicable law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors or officers or (ii) the relevant Net Cash Proceeds are generated by any Foreign Subsidiary and the repatriation of such Net Cash Proceeds to the Borrower would result in adverse tax consequences as reasonably determined by the Borrower; provided that upon the Borrower obtaining knowledge that such circumstance in clause (i) and/or clause (ii), as applicable, ceases to apply, such Net Cash Proceeds shall be deemed received for purposes of clause (a) above and any prepayment or reduction requirements applicable thereto.

6.3 Repayment.

6.3.1 The Borrower shall repay the aggregate outstanding principal amount of the Term Loans on the Maturity Date.

6.3.2 Repayments of Term Loans shall be accompanied by accrued interest on the amount repaid and, to the extent such repayment occurs on a day other than the last day of an Interest Period, shall be subject to Section 8.4.

6.4 Extension of Term Loans Maturity Date. The Borrower may, upon not less than ten (10) Business Days’ irrevocable notice to the Administrative Agent (or such shorter time as agreed by the Required Lenders in their sole discretion), elect to extend the then-applicable Maturity Date by a period of one (1) or three (3) months (each, an “Extension”); provided that (i) no Event of Default shall have occurred and be continuing at the time of such election, and (ii) the Maturity Date as so extended shall not be a date later than the date that is 364 days after the Funding Date (the “Final Maturity Date”). The Administrative Agent shall promptly notify each Lender of any such Extension. For the avoidance of doubt, the Borrower may elect to exercise an Extension option multiple times, provided that the final maturity does not extend beyond the Final Maturity Date.

33

Section 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments.

7.1.1 All payments of principal of or interest on the Loans shall be made by the Borrower to the Administrative Agent at its principal office in New York, New York in immediately available funds (a) in the case of principal and interest payments with respect to CNH HIBOR Loans, in CNH, and (b) in the case of any other amount, in CNH or such other currency as shall be specified herein and without set-off, counterclaim or deduction of any kind, not later than noon on the Business Day immediately preceding the date such payment is due, and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day. The Administrative Agent shall promptly remit to each Lender its share (if any) of all such payments received in collected funds by the Administrative Agent. All payments under Section 8.1 shall be made by the Borrower directly to the Lender entitled thereto.

7.1.2 Not later than four (4) Business Days prior to each Interest Payment Date and the Maturity Date (or, in the case of any prepayment, promptly following receipt of a prepayment notice under Section 6.2), the Administrative Agent shall deliver to the Borrower a notice (a "Repayment Notice") setting forth (i) the aggregate amount of principal and/or interest due on such date and (ii) the Administrative Agent's payment instructions. The Administrative Agent's calculation of amounts due, as set forth in a Repayment Notice, shall be conclusive absent manifest error.

7.2 Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Borrower shall direct by notice to be received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, to repay Loans outstanding as CNH HIBOR Loans, with those CNH HIBOR Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3 Due Date Extension or Reduction. If any payment of principal or interest with respect to any of the Loans (or of any fees or other amounts fall due) or any other notice or obligation required to be delivered or satisfied hereunder is on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a payment of interest on a CNH HIBOR Loan the result of such extension would be to extend the due date for such payment into another calendar month, in which case such due date shall be the immediately preceding Business Day) and any extension or reduction of time shall be reflected in computing interest and fees.

7.4 Failure to Make Payments. Unless the Borrower or a Lender has notified the Administrative Agent, prior to the date any payment to be made by it is due, that it does not intend to remit such payment, the Administrative Agent may, in its sole and absolute discretion, assume that the Borrower or such Lender, as the case may be, has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to the Administrative Agent in immediately available funds, then:

34

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at a rate per annum equal to a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

(ii) if a Lender failed to make such payment, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall pay such corresponding amount to the Administrative Agent, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to the Borrower at a rate per annum equal to the interest rate applicable to the applicable Borrowing. Nothing in this clause (ii) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

7.5 Setoff. The Borrower agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto the Borrower agrees that at any time any Event of Default exists, the Administrative Agent, each Lender and, to the extent permitted by applicable law, any Affiliate thereof, may apply to the payment of any obligations of the Borrower hereunder, whether or not then due, any and all balances, credits, deposits (excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party), accounts or moneys of the Borrower then or thereafter with the Administrative Agent, such Lender or such Affiliate; provided that if any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.3 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations of the Borrower as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or such Affiliate; provided that the failure to give such notice shall not affect the validity of such set-off and application.

7.6 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or in connection with an assignment or participation pursuant to Section 14.8 or any other payment or recovery made on a non-ratable basis pursuant to the express provisions of this Agreement or any other Loan Document) on account of principal of or interest on any Loan in excess of its pro rata share (or other share specified hereunder or under any other applicable Loan Document) of payments and other recoveries obtained by all Lenders on account of principal of and interest on Loans (or such participations) then held by them, such Lender shall purchase from the other Lenders such participation in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter

35

recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.7 Taxes.

(a) All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, then the Borrower will:

(i) timely pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii) if such Taxes are Indemnified Taxes, pay to the Administrative Agent for the account of the applicable Recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by each Recipient will equal the full amount such Recipient would have received had no such withholding or deduction been required.

The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

Moreover, if any Indemnified Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Indemnified Taxes and the Borrower shall indemnify each applicable Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indmenified Taxes were correctly or legally asserted. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, which shall be conclusive absent manifest error.

(b) [Reserved].

(c) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 14.8.2 relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with

36

respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).

(d) Any Lender that is entitled to an exemption from or reduction of U.S. federal withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 7.7(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other

37

applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed pursuant to or in connection with FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section

38

1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e) If, and to the extent that, any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes indemnified or paid by the Borrower pursuant to this Section 7.7, such Recipient agrees to promptly notify the Borrower thereof and thereupon to use reasonable efforts to pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will any Recipient be required to pay any amount to the Borrower pursuant to this paragraph (e) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Each party’s obligations under this Section 7.7 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 8 INCREASED COSTS; MARKET DISRUPTION .

8.1 Increased Costs. (a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

39

(ii) imposes on any Lender or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subjects any Recipient to any Taxes (other than (a) Indemnified Taxes, (b) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (c) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to materially increase the cost to such Lender or such other Recipient of making continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) then the Borrower will pay to such Lender or such other Recipient, as the case may be such additional amount or amounts as will compensate such Lender, or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 8.1 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

8.2 Alternative Rate of Interest.

40

(a) (a) Interpolated Screen Rate: If no Screen Rate is available for CNH HIBOR for the Interest Period of a Loan, the applicable CNH HIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b) Shortened Interest Period: If no Screen Rate is available for CNH HIBOR for CNH or the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable CNH HIBORfor that shortened Interest Period shall be determined pursuant to the definition of “HIBOR”.

(c) Shortened Interest Period and Historic Screen Rate: If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for CNH HIBOR for CNH or the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable HIBOR shall be the Historic Screen Rate for that Loan.

(d) Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable CNH HIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e) Reference Bank Rate: If paragraph (a) above applies but it is not possible to calculate the Interpolated Screen Rate, the applicable CNH HIBOR will be the Reference Bank Rate as of 11:00 a.m. (New York time) and for a period equal in length to the Interest Period of that Loan.

(f) Cost of funds: If paragraph (e) above applies but no Reference Bank Rate is available for CNH or for the relevant Interest Period there will be no CNH HIBOR for a Loan, Section 8.4 will apply to that Loan for that Interest Period.

(g) Market Disruption: If the Administrative Agent receives by the time that is 5 p.m. (Hong Kong time) on the Business Day immediately following the Quotation Day notification from a Lender in respect of a Loan that the cost to it of obtaining matching deposits in the Hong Kong interbank market would be in excess of CNH HIBOR, then Section 8.3 will apply to that Loan for the relevant Interest Period.

In this provision:

“Fallback Interest Period” means one month.

“Historic Screen Rate” means, in relation to any Loan, the most recent applicable Screen Rate for CNH and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than two days before the Quotation Day.

8.3 Cost of Funds.

41

(a) If this Section 8.3 applies, the rate of interest on each Lender's share in the affected Loan for the relevant Interest Period will be the percentage rate per annum which is the aggregate of:

(i) the CNH HIBOR Margin; and

(ii) the weighted average of the rates notified to the Administrative Agent by each Lender, and in any event within ten (10) Business Days of the first day of that Interest Period (or, if earlier, no later than three (3) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select and if any such percentage rate per annum is less than 0.00%, then such percentage rate per annum shall be deemed to be 0.00%.

(b) If this Section 8.3 applies and the Administrative Agent so requires, the Borrower and the Administrative Agent shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c) Any alternative basis agreed pursuant to paragraph (b) above will, with the prior consent of all the Lenders and the Borrower, be binding on all the Parties.

(d) For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty (30) day period pursuant to paragraph (b) above, the rate of interest shall continue to be determined in accordance with paragraph (a) of this Section 8.4.

(e) If this Section 8.3 applies but any Impacted Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the rate of interest applicable to that Impacted Lender shall be calculated on the basis of the quotations of the remaining Lenders.

(f) For the purposes of this Section 8.3, “Impacted Lenders” means:

(i) in the event this Section 8.3 applies as a result of paragraph (f) of Section 8.2 and in the event where CNH HIBOR for the applicable Loan and the applicable Interest Period relating thereto cannot be determined, any Lender; and

(ii) in the event this Section 8.3 applies as a result of paragraph (g) of Section 8.2 only, such Lender to which paragraph (d) of Section 8.2 applies and for such time as the threshold for notification set out therein by such Lender is satisfied.

If this Section 8.3 applies, the Administrative Agent shall, as soon as is practicable, notify the Borrower.

8.4 Funding Losses. In the event of (i) the payment of any principal of any CNH HIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow, continue or prepay any CNH HIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 6.2.1 and is revoked in accordance therewith) or (iii) the assignment of any CNH HIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower

42

pursuant to Section 8.7, then, in any such event, the Borrower shall compensate each Lender for the documented out-of-pocket loss, cost and expense attributable to such event, in each case, exclusive of any margin. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any Loan by causing a foreign branch or affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the CNH HIBOR for such Interest Period.

8.7 Mitigation of Circumstances; Replacement or Removal of Affected Lender.

(a) Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrower to pay any amount pursuant to Section 7.7 or 8.1 or (ii) the occurrence of any circumstance of the nature described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrower and the Administrative Agent). Without limiting the foregoing, (x) each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise disadvantageous to such Lender; and (y) if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to Section 7.7 or 8.1 within 180 days after such Lender obtains knowledge (or reasonably should have obtained knowledge) of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 180 days before the date on which such Lender demands payment from the Borrower.

(b) At any time any Lender is an Affected Lender, the Borrower may replace such Affected Lender as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to the Administrative Agent, such bank(s) or financial institution(s) to have Commitments in such amounts as shall be reasonably satisfactory to the Administrative Agent (and upon notice from the Borrower, such Affected Lender shall assign

43

pursuant to an Assignment Agreement, and without recourse or warranty, its Commitment, its Loans, its Note (or Notes) and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid fees thereon, any amounts payable under Section 8.4 as a result of such Lender receiving payment of any CNH HIBOR Loan prior to the end of an Interest Period therefor and all other obligations then owed to such Affected Lender hereunder). Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to a platform as to which the Administrative Agent and such parties are participants), (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto and (3) in the case of any assignment resulting from a Lender that has become the subject of a Bail-In Action, the assignee shall be deemed to have taken assignment of all the interests, rights and obligations of the assigning Lender under this Agreement without giving effect to the applicable Bail-In Action on such interests, rights and obligations.

In addition to the foregoing, and notwithstanding any other provision of this Agreement to the contrary, if (A) (i) a Lender (or its Participant) demands any payment pursuant to Section 8.1(a) and/or Section 8.1(b) and (ii) the payment so demanded is disproportionately greater than the amount of compensation (if any) that the Borrower is generally obligated to pay to other Lenders (and their Participants) arising out of the same event or circumstance giving rise to such demand (a “Trigger Event”) or (B) a Lender is a Defaulting Lender, then the Borrower may terminate such Lender’s Commitments hereunder, provided that (w) no Event of Default shall have occurred and be continuing at the time of such Commitment termination, (x) in the case of clause (A), the Borrower concurrently terminates the Commitments of each other Lender that has made a demand for payment under Section 8.1(a) and/or 8.1(b) that arises out of such Trigger Event and that is similarly disproportionate to the amount the Borrower is generally obligated to pay to other Lenders arising out of such Trigger Event (together with such Lender, each a “Demanding Lender”), (y) the Administrative Agent shall have consented to all such Commitment termination(s) (such consent not to be unreasonably withheld or delayed, but may include consideration of the adequacy of the Borrower’s liquidity) and (z) each Demanding Lender or Defaulting Lender, as applicable, has been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the Borrower may pay in connection with any such termination without making ratable payments to any other Lender (other than, in the case of a Demanding Lender, another Demanding Lender)). In no event shall the termination of a Demanding Lender’s Commitments in accordance with this paragraph impair or otherwise affect the obligation of the Borrower to make the payments demanded by such Demanding Lender in accordance with Section 8.1(a) and/or Section 8.1(b).

(c) The Administrative Agent agrees to promptly notify the Borrower upon any Lender becoming a Defaulting Lender (but the Administrative Agent shall have no liability for any failure to give, or any delay in giving, any such notice).

44

8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent manifest error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement.

Section 9 REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans, the Borrower represents and warrants to the Administrative Agent and the Lenders that:

9.1 Organization, etc. (a) The Borrower is a corporation duly organized, validly existing and in good standing (or equivalent status) under the laws of the State of Delaware; (b) each other Significant Subsidiary is duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its organization; and (c) the Borrower and each other Significant Subsidiary are duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary (except to the extent the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect) and has full power and authority to own its property and conduct its business as presently conducted by it (except to the extent the failure to have such authority would not reasonably be expected to have a Material Adverse Effect).

9.2 Authorization; No Conflict. (a) The execution, delivery and performance by the Borrower of each Loan Document to which it is a party and the Borrowings hereunder are within the organizational powers of the Borrower, have been duly authorized by all necessary organizational action on the part of the Borrower (including any necessary shareholder, partner or member action), and do not and will not contravene or conflict with, or result in a breach of, any provision of the certificate of incorporation, partnership agreement, by-laws or other organizational documents of the Borrower; additionally, each Loan Document has been duly executed and delivered by the Borrower. (b) The execution, delivery and performance by the Borrower of each Loan Document and the Borrowings hereunder (i) have received all necessary governmental and other third-party approvals (if any shall be required) and (ii) do not and will not (1) violate any provision of law or any order, decree or judgment of any court or other government agency which is binding on the Borrower and (2) contravene or conflict with, or result in a Lien under, any material agreement, indenture, instrument or other document which is binding on the Borrower, in each case other than any such failure to receive approvals or any such violations, contraventions, conflicts or Liens that would not have a Material Adverse Effect.

9.3 Validity and Binding Nature. Each Loan Document to which the Borrower is a party is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4 Financial Condition. The audited consolidated financial statements of the Borrower and its Subsidiaries dated December 31, 2025 were prepared in accordance with GAAP

45

and present fairly, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at such date and the results of their operations for the period then ended.

9.5 No Material Adverse Change. Since December 31, 2025, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Borrower and its Subsidiaries taken as a whole.

9.6 Litigation. No litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding is pending or, to the Borrower’s knowledge, threatened in writing against the Borrower or any Subsidiary which would reasonably be expected to (a) have a Material Adverse Effect, except as set forth in Schedule 9.6; (b) materially and adversely affect the ability of the Borrower to perform its obligations under the Loan Documents; or (c) materially and adversely affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

9.7 Ownership of Properties. The Borrower and each Significant Subsidiary owns good title to, or valid leasehold interests in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), except where the failure to hold such title or interest, as applicable, would not reasonably be expected to have a Material Adverse Effect.

9.8 Intellectual Property. The Borrower and each Significant Subsidiary owns or is licensed to use, all patents, trademarks, trade names, service marks, copyrights and all other intellectual property rights used in its business, except to the extent such failure to own or license would not reasonably be expected to have a Material Adverse Effect. Neither the use thereof by the Borrower and each Significant Subsidiary, nor the conduct of their respective businesses, infringes upon the rights of any other Person, except for any infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending against the Borrower or any Significant Subsidiary challenging or questioning the ownership, use, validity or enforceability of any such intellectual property rights except for any claim that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

9.9 Significant Subsidiaries. As of the Effective Date, the Borrower has no Significant Subsidiaries except those listed in Schedule 9.9.

9.10 Pension Plans and Plan Assets.

(a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan hereunder, (i) no steps have been taken to terminate any Pension Plan other than a “standard termination” in accordance with Section 4041(b) of ERISA, (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien securing a material amount under Section 303(k) of ERISA, and (iii) no other condition exists or event or transaction has occurred with respect to any Pension

46

Plan, in any case under this clause (a), which would reasonably be expected to have a Material Adverse Effect.

(b) All contributions (if any) that are required to be made to any Multiemployer Pension Plan by the Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law have been made; neither the Borrower nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any material withdrawal liability with respect to any such plan or received notice of any claim or demand for material withdrawal liability or partial withdrawal liability from any such plan; and neither the Borrower nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be involuntarily terminated, or that any such plan is or may become insolvent; except, in each case under this clause (b), to the extent that the facts and circumstances causing such representation and warranty to be inaccurate would not reasonably be expected to have a Material Adverse Effect.

(c) The Borrower is not and will not be using ‘plan assets’ (within the meaning of the Plan Asset Regulation) of one or more Benefit Plans to repay or secure any of the Loans or any other obligations under the Loan Documents.

9.11 Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

9.12 Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.13 Taxes. The Borrower has filed all federal tax returns and other tax returns and tax reports required by law to have been filed by it and has paid all Taxes and governmental charges due and owing, except (i) any such Taxes or charges which are being diligently contested in good faith by appropriate action and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (ii) where such failure to file or pay would not have a Material Adverse Effect.

9.14 Environmental Matters. The Borrower conducts, in the ordinary course of business (in a manner sufficient to enable the Borrower to make the representation and warranty set forth in this Section 9.14), a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof, the Borrower has reasonably concluded that the aggregate effect of such Environmental Laws and Environmental Claims, excluding those specifically disclosed in Schedule 9.14 would not reasonably be expected to have a Material Adverse Effect.

9.15 Information. (i) All information (other than general economic or industry-specific information) heretofore or contemporaneously herewith furnished in writing by the Borrower or

47

any Subsidiary to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, when taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified, and, when taken as a whole, none of such information is incomplete by omitting to state any material fact necessary to make such information not materially misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that (a) any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts will likely differ from projected or forecasted results and such differences may be material and (b) any information provided by the Borrower or any Subsidiary with respect to any Person or assets acquired or to be acquired by the Borrower or any Subsidiary shall, for all periods prior to the date of such Acquisition, be limited to the knowledge of the Borrower or the acquiring Subsidiary after reasonable inquiry).

(ii) As of the Effective Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

9.16 Solvency. As of the Funding Date, after giving effect to the Transactions, (a) the Borrower and its Subsidiaries, when taken as a whole, will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts as they become due in the ordinary course of business; and (b) the Borrower and its Subsidiaries, when taken as a whole, will have adequate capital to carry on their respective businesses.

9.17 Anti-Corruption.

(a) None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any of their respective senior officers, directors, or employees, has (i) made or offered to make or received any direct or indirect payments in material violation of any Anti-Corruption Laws, including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any applicable law, or (ii) provided or received any product or services in material violation of any Anti-Corruption Laws.

(b) The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to promote and achieve compliance in all with Anti-Corruption Laws, and, the Borrower, its Subsidiaries and its officers, directors and employees, are and have been in compliance with Anti-Corruption Laws.

9.18 Sanctions.

48

(a) None of the Borrower or any of its Subsidiaries nor any of their respective senior officers or directors, nor to the knowledge of the Borrower, any employees is the subject or target of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, the United Kingdom, the Hong Kong Monetary Authority, or any other applicable sanctions authority (collectively “Sanctions”). None of the Borrower or any of its Subsidiaries or, any of their respective directors, officers, employees, or, to the knowledge of the Borrower, agents or Affiliates is located, organized or resident in a country, region or territory which is itself the subject or target of comprehensive country-wide or territory-wide Sanctions (at the time of this Agreement (but without limitation for future changes), the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea, Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, and North Korea) (each, a “Sanctioned Country”)). No part of the proceeds of the Loans will be used directly or knowingly indirectly to fund any activities or business of or with any Person that is the target of Sanctions or in Sanctioned Country.

(b) The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to promote and achieve compliance with applicable Sanctions, and, to the knowledge of the Borrower, its Subsidiaries and its officers, directors and employees are in compliance with applicable Sanctions.

9.19 USA PATRIOT Act. The Borrower and each of its Subsidiaries are and have been since April 24, 2019, in compliance in all material respects with the USA PATRIOT Act.

9.20 Affected Financial Institution. The Borrower is not an Affected Financial Institution.

Section 10 COVENANTS.

Until the expiration or termination of the Commitments and all obligations of the Borrower hereunder and under the other Loan Documents (other than any contingent indemnification or similar obligations not yet due and payable) are paid in full, the Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1 Reports, Certificates and Other Information. Furnish to the Administrative Agent:

10.1.1 Audit Report. Promptly when available, and in any event not later than the earlier of (a) five Business Days after the filing thereof with the SEC and (b) 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for such Fiscal Year together with audited consolidated statements of earnings and cash flows for such Fiscal Year, accompanied by the report of

KPMG Huazhen LLP or another nationally-recognized independent registered public accounting firm (the “Independent Auditor”), which report shall (i) state that such consolidated financial statements present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP and (ii) not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the

49

Borrower’s or any Subsidiary’s records; provided that (x) if such report of the Independent Auditor is a combined report (that is, one report containing an opinion on such consolidated financial statements, an opinion on internal controls over financial reporting and an opinion on management’s assessment of internal controls over financial reporting), then such report may include a qualification or limitation relating to the Borrower’s system of internal controls over financial reporting due to the exclusion of any acquired business from the scope of management’s assessment of internal controls over financial reporting to the extent such exclusion is permitted under provisions published by the Public Company Accounting Oversight Board, the SEC or another applicable Governmental Authority, and (y) such report may contain references (excluding formal qualifications) regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors (or any successor or similar standard under GAAP).

10.1.2 Quarterly Reports. Promptly when available, and in any event not later than the earlier of (a) five Business Days after the filing thereof with the SEC and (b) 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, certified by an Executive Officer as fairly presenting in all material respects, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), the consolidated financial position and results of operations for the Borrower and its consolidated Subsidiaries for such periods.

10.1.3 Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and of each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit C, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by an Executive Officer, containing a computation of each of the financial ratios and restrictions set forth in Section 10.6 and to the effect that such officer has not become aware of any Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

10.1.4 Reports to SEC and to Shareholders. Within 15 days after the filing or sending thereof, copies of all reports on Form 10-K, 10-Q or 8-K (including any amendment thereto) of the Borrower filed with the SEC (excluding exhibits thereto, provided that the Borrower shall promptly deliver any such exhibit to the Administrative Agent or any Lender upon request therefor); copies of all registration statements of the Borrower filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to shareholders generally concerning material developments in the business of the Borrower.

10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon any Executive Officer becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower or the Subsidiary affected thereby with respect thereto:

(a) the occurrence of an Event of Default;

50

(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lenders which has been instituted or, to the knowledge of the Borrower, is threatened in writing against the Borrower or any Subsidiary or to which any of the properties of any of the foregoing is subject which would reasonably be expected to have a Material Adverse Effect;

(c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan other than a “standard termination” in accordance with Section 4041(b) of ERISA, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a lien under Section 303(k) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which would reasonably be expected to result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which would reasonably be expected to have a Material Adverse Effect, or any notice that material increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate materially less than that required under Section 412 of the Code, that any such plan is or may be involuntarily terminated, or that any such plan is or may become insolvent except, in each case under this clause (c), to the extent that such event or occurrence would not reasonably be expected to have a Material Adverse Effect;

(d) the Borrower becomes an entity deemed to hold Plan Assets; and

(e) any other event which would reasonably be expected to have a Material Adverse Effect.

10.1.6 Other Information. From time to time such other information concerning the Borrower and its Subsidiaries (including financial and management reports submitted to the Borrower by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Borrower) as the Administrative Agent or any Lender through the Administrative Agent may reasonably request. Notwithstanding anything to the contrary in this Section 10.1.6, none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any applicable legal requirement or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

Documents required to be delivered pursuant to Section 10.1.1, 10.1.2 or 10.1.4 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 14.3 or on EDGAR (the Electronic Data Gathering, Analysis and Retrieval system of the SEC) or any successor thereto; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party

51

website or whether sponsored by the Administrative Agent); provided that, except in the case of any filing on EDGAR or any successor thereto, the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent (which shall notify each Lender) of the posting of any such document and, promptly upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

If any financial materials and related certificates required to be delivered pursuant to Section 10.1.1, 10.1.2, 10.1.3 or 10.1.4 shall be required to be delivered pursuant to the terms of such Section(s) on a day that is not a Business Day, the required date for such delivery shall be extended to the next succeeding Business Day.

10.2 Books, Records and Inspections. (a) Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; (b) permit, and cause each Significant Subsidiary to permit, at any reasonable time during normal business hours and with reasonable notice, the Administrative Agent (which may be accompanied by any Lender other than any Disqualified Institution) or any representative thereof upon reasonable prior notice to inspect the properties and operations of the Borrower and of such Significant Subsidiary; and (c) permit, and cause each Significant Subsidiary to permit, at any reasonable time during normal business hours and with reasonable notice, the Administrative Agent (which may be accompanied by any Lender other than any Disqualified Institution) or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Borrower hereby authorizes such independent auditors to discuss such financial matters with the Administrative Agent (which may be accompanied by any Lender other than any Disqualified Institution) or any representative thereof, provided that the Borrower shall have the right to be present at any such discussions), to examine (and photocopy extracts from) any of its books or other financial or operating records, provided that, unless an Event of Default exists, the costs and expenses associated with any visit or inspection made pursuant to clause (b) or (c) shall be for the account of the Administrative Agent (or, if acting upon the request of or accompanied by any Lender, such Lender). Notwithstanding anything to the contrary in this Section 10.2, none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any applicable legal requirement (including the Applicable Laws of the People’s Republic of China; provided that the Borrower provide reasonable prior written notice of non-compliance on the basis of conflict with the Applicable Laws of the People’s Republic of China) or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

10.3 Insurance. Except to the extent failure to be so insured would not reasonably be expected to have a Material Adverse Effect, maintain, and cause each Significant Subsidiary to

52

maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that self-insurance of risks and in amounts customary in the industry of the Borrower and its Significant Subsidiaries shall be permitted.

10.4 Compliance with Laws; Payment of Taxes. (a) Comply, and cause each Subsidiary to comply, with all applicable laws (including Environmental Laws and ERISA), rules, regulations, decrees, orders, judgments, licenses and permits, except to the extent the failure to comply therewith, either individually or in the aggregate with all other such failures, would not reasonably be expected to have a Material Adverse Effect; (b) pay, and cause each Subsidiary to pay, prior to delinquency, all federal Taxes and all other Taxes and governmental charges against it or any of its property; provided that the foregoing shall not require the Borrower or any Subsidiary to pay any such Tax or charge (i) so long as it shall diligently contest any such Taxes or charges in good faith by appropriate action and shall establish adequate reserves in accordance with GAAP or (ii) if failure to pay the same would not reasonably be expected to have a Material Adverse Effect and (c) maintain in effect and enforce policies and procedures designed to promote and achieve compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

10.5 Maintenance of Existence, etc. Maintain and preserve, and cause each Significant Subsidiary to maintain and preserve, (a) its existence and good standing (or equivalent status) in the jurisdiction of its incorporation and (b) its qualification and good standing (or equivalent status) as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing (or equivalent status) would not reasonably be expected to have a Material Adverse Effect). Preserve, renew and keep, and cause each Significant Subsidiary to preserve, renew and keep, in full force and effect the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property, licenses and permits used or useful in the conduct of its business, except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

10.6 Financial Covenants.

10.6.1 Consolidated Leverage Ratio. The Borrower shall not permit the Consolidated Leverage Ratio as of the last day of each Fiscal Quarter ending after the Funding Date, commencing with the last day of the first full Fiscal Quarter ending after the Funding Date, to exceed 2.50 to 1.00.

10.6.2 Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of each Fiscal Quarter ended after the Funding Date, commencing with the last day of the first full Fiscal Quarter ending after the Funding Date, to be less than 3.00 to 1.00.

10.7 [Reserved].

53

10.8 Liens. Not, and not permit any Significant Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens for Taxes or other governmental charges not at the time delinquent for more than 90 days or thereafter payable without penalty or being diligently contested in good faith by appropriate action and, in each case, for which it maintains adequate reserves in accordance with GAAP, provided that no notice of lien has been filed or recorded under the Code;

(b) Liens arising in the ordinary course of business (such as, but not limited to, (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) and such Liens would not reasonably be expected to result in a Material Adverse Effect;

(c) Liens identified in Schedule 10.8 and any refinancing, renewal, extension or replacement of any such Lien (to the extent the aggregate principal amount of the Debt or other obligation secured thereby is not increased and so long as the scope of the property subject to such Lien is not increased);

(d) attachments, appeal bonds, judgments and other similar Liens arising in connection with court proceedings to the extent such attachments, appeal bonds, judgments and other similar Liens do not constitute an Event of Default pursuant to Section 12.1.7;

(e) leases or subleases or licenses or sublicenses granted to others in the ordinary course of business (in the case of exclusive licenses or sublicenses of material intellectual property, intercompany licenses or sublicenses granted in the ordinary course of business), easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens, in each case, not interfering in any material respect with the ordinary conduct of the business of the Borrower or any Significant Subsidiary;

(f) Liens on property of a Person immediately prior to its being consolidated with or merged into the Borrower or a Significant Subsidiary or otherwise becoming a Significant Subsidiary and Liens on assets existing at the time of acquisition (by merger or otherwise) of such property by the Borrower or a Significant Subsidiary, in each case not created in contemplation thereof, provided that such Liens do not extend to or cover additional types of assets, and, in each case, any refinancing, renewal, extension or replacement of any such Lien (to the extent the aggregate principal amount of the Debt or other obligation secured thereby is not increased and so long as the scope of the property subject to such Lien is not increased);

(g) Liens incurred or deposits to secure the performance of tenders, statutory obligations, trade contracts (other than for payment of Debt), leases, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, surety, performance and return-of-money bonds and other similar obligations (including letters of credit), in each case incurred in the ordinary course of business;

54

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution and/or Liens arising in the ordinary course of business with respect to deposit accounts relating to intercompany cash pooling, interest set-off and/or sweeping arrangements;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any Significant Subsidiary of the Borrower;

(k) any other Lien securing obligations at the time of incurrence of any such obligations in an aggregate outstanding amount not exceeding the greater of (i) $600,000,000 and (ii) 15% of the Consolidated Tangible Net Worth (calculated as of the end of the most recently ended Fiscal Year) of the Borrower and its Subsidiaries;

(l) Liens on cash, Cash Equivalent Investments and/or securities deposited in connection with the defeasance and/or discharge of Debt;

(m) Liens securing Pizza Hut Target Debt; provided that such Liens existed immediately prior to the Pizza Hut Acquisition and were not created in contemplation thereof;

(n) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Significant Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(o) any Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by Applicable Law as condition to the transaction of any business or the exercise of any privilege or license;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Significant Subsidiary in the ordinary course of business (including in respect of construction or restoration activities) permitted by this Agreement;

(q) Liens (a) on any cash earnest money deposits or cash advances made by the Borrower or any of the Significant Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement, (b) on other cash advances in favor of the seller of any property to be acquired in an Investment or other acquisition permitted hereunder to be applied against the purchase price for such Investment or other acquisition or (c) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder (or reasonably expected to be so permitted by the Borrower at the time such Lien was granted;

55

(r) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(s) Liens resulting from any customary provisions limiting the disposition or distribution of assets or property (including without limitation stock) or any related restrictions thereon in joint venture, partnership, membership, stockholder and limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, including owners’ participation or similar agreements governing projects owned through an undivided interest; provided, however, that any such limitation is applicable only to the assets that are the subjects of such agreements;

(t) Liens to secure obligations to vendors or suppliers covering the assets sold or supplied by such vendors or suppliers, including Liens to secure Debt or other obligations (including Attributable Indebtedness) permitted by this Agreement covering only the assets acquired with or financed by such Indebtedness; provided that individual financings provided by one lender may be cross collateralized to other financings provided by such lender; and

(u) other liens and privileges arising mandatorily by applicable laws.

Any Lien permitted above on any property may extend to the identifiable proceeds of such property.

10.9 Mergers, Consolidations, Sales. Not, and not permit any Significant Subsidiary to, consummate any merger or consolidation, make any Acquisition, purchase or otherwise acquire any partnership or joint venture interest in any other Person (other than a Person that is, or becomes as the result of purchase or acquisition, a Subsidiary), or sell, transfer, convey, license or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for:

(a) any such merger or consolidation, sale, transfer, conveyance, license, lease or assignment among the Borrower and/or any of its Subsidiaries (provided that in the case of any such merger or consolidation to which the Borrower is a party, the Borrower is the surviving or continuing entity and survives or continues, as the case may be, as the ultimate parent company in the Borrower’s organizational structure);

(b) any such purchase or other acquisition by the Borrower of the assets or stock of any wholly-owned Subsidiary;

(c) Permitted Acquisitions and the Pizza Hut Acquisition;

(d) [reserved];

(e) dispositions of inventory and worn-out, obsolete or surplus equipment in the ordinary course of business and cash, cash equivalents and marketable securities in the ordinary course of business;

(f) dispositions of accounts receivable with extended terms and dispositions of defaulted accounts receivable without credit recourse in transactions that do not constitute

56

securitizations, in each case in the ordinary course of business consistent with past practice of the Borrower and its Significant Subsidiaries;

(g) sales and dispositions of assets (including stock of Subsidiaries) purchased in connection with (and as a direct result of) a Permitted Acquisition;

(h) purchases and other acquisitions of such partnership and joint venture interests so long as the aggregate amount of investments (net of any cash returns thereon) in such partnerships and joint ventures (excluding any such investment existing or committed for on the Effective Date and listed on Schedule 10.9) does not, on the date any such investment is made, exceed 20% of the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries;

(i) sales and dispositions of Equity Interests in any Lender acquired by virtue of any Bail-In Action or similar regulatory action; and

(j) other sales and dispositions of assets (including the stock of Subsidiaries) made for fair market value so long as (i) other than with respect to any JV Buy/Sell Transaction, no Event of Default exists or would result therefrom, (ii) other than with respect to any JV Buy/Sell Transaction, in respect of any such sales or dispositions involving consideration of at least $200,000,000.00, at least 75% of such consideration is in the form of cash or cash equivalents and (iii) if such sale or disposition is not an Excluded Asset Sale, the Net Cash Proceeds are applied to prepay the Term Loans pursuant to Section 6.1.2 to the extent required thereby.

For the avoidance of doubt, the granting of a Lien to secure the repayment of Debt or other obligations shall not, in and of itself, constitute a conveyance or transfer of assets pursuant to this Section 10.9.

10.10 Use of Proceeds. Use the proceeds of the Loans solely (i) to finance, in part, the transactions contemplated by the Pizza Hut Acquisition Agreement and/or (ii) to pay all fees, costs and expenses related to the Pizza Hut Acquisition (including, without limitation, any interest on the Loans) and not use the proceeds of any Loans, directly or indirectly, to purchase or carry Margin Stock in a manner that violates Regulation U or Regulation X of the FRB. None of the proceeds will be used or distributed, directly or, knowingly indirectly, for the purpose of financing or facilitating the activities of any Person that is the target of Sanctions, in any Sanctioned Country, or otherwise in any way that would result in the violation of Sanctions by any party hereto. None of the proceeds will be used or distributed, directly or, to the knowledge of the Borrower, indirectly, for the purposes of facilitating activities in violation of applicable Anti-Corruption Laws.

10.11 [Reserved].

10.12 [Reserved].

10.13 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in compliance with all applicable requirements of law and regulations, except to the extent non-compliance would not reasonably be expected to have a Material Adverse Effect.

57

10.14 Environmental Laws. Conduct, and cause each Subsidiary to conduct, its operations and keep and maintain its property in compliance with all Environmental Laws, except to the extent non-compliance would not reasonably be expected to have a Material Adverse Effect.

10.15 “Know Your Customer” and Beneficial Ownership Regulation Documentation. Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation.

10.16 Post-Closing Covenant. The Borrower shall deliver to the Administrative Agent within five (5) Business Days after the Funding Date (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), an officer’s certificate certifying that, as of such date:

(a) No event shall have occurred that would entitle the Borrower to terminate the Pizza Hut Acquisition Agreement pursuant to Section 9.1(c) thereof (as in effect on the Effective Date);

(b) The Pizza Hut Acquisition shall have been consummated, in all material respects in accordance with the Pizza Hut Acquisition Agreement, without any waiver, supplement, modification or amendment thereof or any consent under the Pizza Hut Acquisition Agreement since the Effective Date, in each case that is materially adverse to the interests of the Lenders (in their capacities as such) unless consented to by the Administrative Agent (not to be unreasonably withheld, delayed or conditioned); and

(c) (i) The Pizza Hut Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects, in each case, on and as of such date (unless such representations relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality (or material adverse effect) in the text thereof.

Section 11 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

11.1 Effectiveness. Anything herein to the contrary notwithstanding, the effectiveness of this Agreement shall be subject only to the following conditions precedent:

11.1.1 “Know Your Customer” Documentation; Beneficial Ownership Certification. The Administrative Agent shall have received (i) at least three business days prior to the Effective Date, satisfactory documentation and other information about the Borrower requested by the Administrative Agent (on behalf of itself or the Lenders) at least ten business days prior to the Effective Date that is required (as reasonably determined by the Administrative Agent) by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written

58

notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

11.1.2 Opinion of Counsel for the Borrower. The Administrative Agent shall have received the opinion of Sidley Austin, counsel to the Borrower.

11.1.3 Other Documents. The Administrative Agent shall have received corporate documents of the Borrower and officers’ and public officials’ certifications with respect to the Borrower; evidence of the Borrower’s corporate authority, including customary incumbencies.

11.1.4 Payment of Fees and Expenses. Prior to or concurrently with the Effective Date, the Administrative Agent shall have received all fees, expenses and other amounts payable by the Borrower to the Administrative Agent on the Effective Date under any Fee Letter to the extent invoiced at least three (3) Business Days prior to the Effective Date.

11.1.5 Loan Documents. The Administrative Agent (or its counsel) shall have received from the Borrower either (i) a counterpart of this Agreement and the other Loan Documents signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed such a counterpart.

11.1.6 Good Standing Certificate. The Borrower shall have delivered to the Administrative Agent a good standing certificate, issued on or about the Effective Date by the Secretary of State of Delaware.

Notwithstanding anything in this Agreement to the contrary, the effectiveness of this Agreement will occur if the conditions set forth in this Section 11.1 are satisfied (or waived in accordance herewith). The Administrative Agent shall provide written notice to the Borrower and the Lenders of this Agreement becoming effective (which may be via electronic mail), which notice shall be conclusive and binding.

11.2 Conditions to the Funding Date. The Lenders shall not be required to make Loans hereunder unless (a) the Effective Date has occurred in accordance with Section 11.1 and (b) the following further conditions precedent have been satisfied (or waived in accordance herewith):

11.2.1 [Reserved].

11.2.2 [Reserved].

11.2.3 [Reserved].

11.2.4 Loan Notice The Borrower shall have delivered to the Administrative Agent a Loan Notice with respect to the Term Loans in accordance with Section 2.2 of this Agreement.

59

11.2.5 [Reserved].

11.2.6 [Reserved].

11.2.7 Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a solvency certificate in the form attached hereto as Exhibit D.

11.2.8 Fees and Expenses. The Borrower shall have paid all fees and expenses related to the Transactions payable to the Lead Arrangers or the Lenders (including the reasonable and documented out-of-pocket fees and expenses of (x) Simpson Thacher & Bartlett LLP as counsel to the Lead Arrangers and (y) a single local counsel to the Lead Arrangers in each applicable jurisdiction, each to the extent invoiced at least three (3) Business Days prior to the Funding Date to the extent due on the Funding Date (which amounts may be offset against the proceeds of the Term Loans to the extent approved by the Borrower).

Notwithstanding the foregoing, (i) the failure of any representation or warranty (other than the Specified Representations) to be true and correct at any time when made or deemed made on or prior to the Effective Date or the Funding Date will not constitute the failure of a condition precedent to the effectiveness of this Agreement on the Effective Date or the obligations of each Lender to make the Term Loans on the Funding Date and (ii) whether any other Default or Event of Default exists shall not be a condition to the occurrence of the Funding Date.

Section 12 EVENTS OF DEFAULT AND THEIR EFFECT.

12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

12.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee or other amount payable by the Borrower hereunder or under any other Loan Document.

12.1.2 Non-Payment of Other Debt, etc. Any default shall occur under the terms applicable to any Debt of the Borrower or any Significant Subsidiary (other than Debt hereunder) in an aggregate principal amount (for all such Debt so affected) exceeding $100,000,000 and such default shall (i) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (ii) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.

12.1.3 Bankruptcy, Insolvency, etc. The Borrower or any Significant Subsidiary becomes insolvent or generally fails to pay, or admits in writing its general inability or refusal to pay, debts as they become due; or the Borrower or any Significant Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Borrower, any

60

Significant Subsidiary, or any substantial part of the property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for such Person or for any substantial part of the property thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Significant Subsidiary), is commenced in respect of the Borrower or any Significant Subsidiary, and if such case or proceeding is not commenced by the Borrower or any Significant Subsidiary, an order for relief is entered therein, or such case or proceeding is consented to or acquiesced in by such Person or remains for 60 days undismissed; or the Borrower or any Significant Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

12.1.4 Non-Compliance with Provisions of this Agreement. (a) Failure by the Borrower to comply with or to perform any covenant set forth in Sections 6.2.2, 10.1.5(a) (provided that the delivery of such notice at any time will cure such Event of Default arising from the failure to timely deliver such notice), 10.5(a) (solely as to the existence of the Borrower) through 10.9 or 10.12; (b) failure by the Borrower to comply with or to perform any covenant set forth in Section 10.10 and continuance of such failure for ten Business Days after an Executive Officer obtains actual knowledge; or (c) failure by the Borrower to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 12) and continuance of such failure for 30 days after written notice thereof to the Borrower from the Administrative Agent or any Lender (acting through the Administrative Agent).

12.1.5 Representations and Warranties. Any representation or warranty made by the Borrower under any Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Borrower to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

12.1.6 Pension Plans and Plan Assets. (a) Institution of any steps by the Borrower or any other Person to terminate a Pension Plan if as a result of such termination, the Borrower would reasonably be expected to be required to make a contribution to such Pension Plan, or would reasonably be expected to incur a liability or obligation to such Pension Plan, which has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) a contribution failure occurs with respect to any Pension Plan, which has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Borrower and the Controlled Group have incurred on the date of such withdrawal) has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (d) the Borrower becomes an entity deemed to hold Plan Assets and the Administrative Agent or any Lender is adversely affected as a result thereof.

61

12.1.7 Judgments. (a) Final judgments which exceed an aggregate of $100,000,000 shall be rendered against the Borrower or any Subsidiary or (b) any one or more non-monetary final judgments shall be rendered against the Borrower or any Subsidiary that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgments.

12.1.8 [Reserved].

12.1.9 Change of Control. Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of the outstanding shares of common stock of the Borrower.

12.2 Effect of Event of Default. If any Event of Default described in Section 12.1.3 shall occur with respect to the Borrower, the Commitments (if they have not theretofore terminated) shall immediately terminate and be reduced to zero and the Loans and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent (upon written request of the Required Lenders) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Borrower in writing of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or Section 12.1.3 may be waived by the written concurrence of all of the Lenders, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Lenders.

12.3 Actions Between Effective Date and Closing Date. During the period from and after the Effective Date to and including the earlier of the termination of the Availability Period and the Funding Date, and notwithstanding (a) that any representation made on the Effective Date was incorrect, (b) any provision to the contrary set forth in this Agreement or the Loan Documents or (c) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (i) cancel any of its Term Loan Commitment (except pursuant to Section 6.1.2 hereof), (ii) rescind, terminate or cancel this Agreement or the Loan Documents, or (iii) refuse to participate in making its Term Loans on the Funding Date; provided that, in each case, the conditions set forth in Section 11.2 hereof have been satisfied or waived; provided, further, that subsequent to the funding of the Term Loans on the Funding Date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the terms of Sections 10 and 12 of this Agreement (and any remedies relating thereto) shall not become effective until immediately after the funding of the Term Loans on the Funding Date.

62

Section 13 THE ADMINISTRATIVE AGENT.

13.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints HSBC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which the Administrative Agent in its individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of the Administrative Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Agreement without further action. The provisions of this Section 13 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions, other than Section 13.5(b) and Section 13.8.

13.2 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of or for supervising or monitoring any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such subagent. For the avoidance of doubt, no Direct Funding Lender shall be considered a sub-agent appointed by the Administrative Agent, and, in funding any Direct Funding Portion, a Direct Funding Lender acts solely in its capacity as a Lender and not as agent, sub-agent, or delegee of the Administrative Agent; the Administrative Agent shall have no responsibility or liability for the acts or omissions of any Direct Funding Lender in such capacity.

13.3 Liability of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Agreement that the Administrative Agent is required to exercise only so long as so directed in writing to take such discretionary action by the “Required Lenders”; provided, however, that the Administrative Agent shall not be required to take any action that, in its good faith opinion or the

63

opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may affect a forfeiture, modification or termination of a property interest in violation of any applicable bankruptcy/insolvency laws and the Administrative Agent shall in all cases be fully justified in failing or refusing to act under the Agreement or any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that the Administrative Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(d) shall not be required to expend or risk any of its own funds in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under the Agreement.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.2 and 14.1) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to the Administrative Agent by the Borrower or a Lender. The Administrative Agent shall be entitled to take any action or refuse to take any action which the Administrative Agent regards as necessary for the Administrative Agent to comply with any applicable law, regulation or court order.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 11 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Notwithstanding anything to the contrary in this Agreement, the Administrative Agent (i) shall have no obligation, responsibility, or liability whatsoever for the timeliness, completeness, or accuracy of any funding, settlement, disbursement, repayment, or payment of interest made by a Direct Funding Lender directly to the Borrower in respect of a Direct Funding Portion, (ii) shall not be required to verify, confirm, monitor, investigate, or reconcile whether a Direct Funding

64

Lender has funded a Direct Funding Portion, other than to confirm its receipt of the Direct Funding Confirmations required under Section 2.2.4 and the informational notices contemplated by Section 3.1, and (iii) shall incur no liability to the Borrower, any Lender, or any other Person for any delay, failure, deficiency, or error in the funding, repayment, or servicing of a Direct Funding Portion, except to the extent (and only to the extent) that such delay, failure, deficiency, or error is directly and solely caused by the Administrative Agent's own bad faith, gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction

13.4 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b) For purposes of determining compliance with the conditions specified in Section 11.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

13.5 Credit Decision; Payments.

(a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds

65

received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 13.5(b) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower hereby agrees that in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, (x) the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that, comprised of funds of the Borrower.

(iv) Each party’s obligations under this Section 13.5(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

66

13.6 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower as required by any Loan Document and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities to the extent that any such unreimbursed Indemnified Liabilities were incurred by or asserted against the Administrative Agent in its capacity as such, or against any other Agent-Related Person acting for the Administrative Agent in connection with such capacity; provided that (a) no Lender shall be liable for any payment to any Agent-Related Person of any portion of the Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s bad faith, gross negligence or willful misconduct and (b) no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute bad faith, gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable fees of attorneys for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. Without limiting the foregoing, the Indemnified Liabilities subject to indemnification under this Section 13.6 include any and all Liabilities arising out of or relating to any Direct Funding Portion, including any funding, disbursement, or servicing thereof by a Direct Funding Lender. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Commitments, any termination of this Agreement and the resignation of the Administrative Agent.

13.7 Administrative Agent in Individual Capacity. HSBC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though HSBC were not the Administrative Agent hereunder, and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, HSBC or its Affiliates may receive information regarding the Borrower or its Subsidiaries (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. The Administrative Agent shall be regarded as acting through its division which is separate from other departments or divisions of HSBC or its Affiliates. If information is received by another department or division of HSBC or its Affiliates, it shall be treated as confidential to that department or division and the Administrative Agent shall not be deemed to have notice of it unless such department or divisions provides written notice of the same. With respect to its Loans, HSBC and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent.

13.8 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which

67

consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and consented to by the Borrower (such consent not to be unreasonably withheld or delayed) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 13 and Sections 14.5, 14.11 and 14.12 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

13.9 [Reserved].

13.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan, reimbursement obligation or other obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other obligations of the Borrower under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 14.5) allowed in such judicial proceeding; and

68

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 14.5.

Nothing contained herein shall (i) be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Borrower under the Loan Documents or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or (ii) preclude any Lender from filing and proving its own claims against the Borrower or any other Person.

13.11 Other Agents. Except as expressly set forth herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “Joint Lead Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

13.12 Certain ERISA Matters.

13.12.1 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(a) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments or this Agreement,

(b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class ex-emption for certain transactions determined by in-house asset managers), is applicable, and all of the conditions in

69

connection therewith are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(c) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14) that (I) is not ineligible pursuant to Section I(g) of PTE 84-14 and (II) has satisfied the requirements of Section I(k) of PTE 84-14, (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (f) of Section I of PTE 84¬14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(d) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (a) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (d) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 14 GENERAL.

14.1 Waiver; Amendments. No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. Subject to Section 8.2(b), (c) and (d), no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall be effective unless the same shall be in writing and signed and delivered by the Borrower and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders), and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (i) extend or increase the Commitment of any Lender (provided that an amendment, modification, waiver or consent with respect to any condition precedent, covenant or Event of Default shall not constitute an increase in the

70

Commitment of any Lender), (ii) extend any scheduled date for payment of any principal of or interest on any Loan or any fees payable hereunder (provided that an amendment, modification, waiver or consent with respect to the (x) mandatory prepayment pursuant to Section 6.2.2 or (y) Default Rate shall not constitute an extension of the scheduled date for payment of principal or interest), or (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder (provided that an amendment, modification, waiver or consent with respect to (x) the Default Rate or (y) Section 10.6, the definition of the “Consolidated Leverage Ratio”, the definition of “Interest Coverage Ratio” and/or the related definitions shall not constitute a reduction in interest or fees payable hereunder), without, in each case, the consent of each Lender directly affected thereby; and no amendment, modification, waiver or consent shall (y) change any provision of this Section or the definition of Required Lenders or reduce the aggregate percentage required to effect an amendment, modification, waiver or consent or (z) change any provision of Section 7.6, without, in each case, the consent of all Lenders. No provisions of Section 13 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. Notwithstanding anything to the contrary in this Agreement, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms directly affects any Defaulting Lender more adversely (other than as a result of the relative size of its Commitment) than other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding anything to the contrary contained herein, as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 14.1, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitments or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

Notwithstanding the foregoing, the Administrative Agent and the Borrower may amend any Loan Document without the further consent of any other party to such Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, in each case so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

For the avoidance of doubt, if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for CNH, any amendment or waiver which relates to (i) providing for the use of a Replacement Benchmark; and (ii) (A) aligning any provision of any Loan Document to the use of that Replacement Benchmark; (B) enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement); (C) implementing market conventions applicable to that Replacement Benchmark; (D) providing for appropriate fallback (and market disruption) provisions for that Replacement

71

Benchmark; or (E) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Administrative Agent (acting on the instructions of the Required Lenders) and the Borrower.

If any Lender does not consent to a proposed amendment, modification, waiver or consent with respect to any Loan Document that requires the consent of each affected Lender or each Lender and that has been approved by the Required Lenders, Borrower may replace such non-consenting Lender (a “Non-Consenting Lender”) in accordance with Section 8.7(b); provided that such amendment, modification, waiver or consent can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Borrower to be made pursuant to this paragraph).

14.2 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 14.3), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Administrative Agent, each of the Lenders and the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of

72

an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent, each of the Lenders and the Borrower may, at their option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person or the Borrower and their Related Parties, respectively, for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s and/or the Borrower’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Administrative Agent, any Lender and/or the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

14.3 Notices. Except as otherwise provided in Sections 2.2, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 14.3 (or, in the case of a Lender other than HSBC, in such Lender’s Administrative Questionnaire) or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent and receipt of such facsimile is confirmed; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Borrower, and the Borrower shall hold the Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder

73

by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

14.4 Regulation U. Each Lender represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

14.5 Costs, Expenses and Taxes. The Borrower agrees to pay within ten (10) days following receipt of a reasonably detailed invoice therefor, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lead Arrangers (limited, in the case of attorneys’ fees, court costs and other legal expenses to the reasonable and documented fees and charges of (1) one counsel for the Administrative Agent and the Lead Arrangers, taken as a whole (and, in the case of an actual or perceived conflict of interest, after written notice of such conflict to the Borrower, such affected Lead Arrangers, taken as a whole, or the Administrative Agent may each separately retain one additional counsel) and, if reasonably necessary, of one (1) local counsel in each material jurisdiction for the Administrative Agent and the Lead Arrangers, taken as a whole), in connection with the preparation, execution and delivery of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendments, supplements or waivers to any Loan Documents), and all reasonable and documented out-of-pocket costs and expenses (limited, in the case of attorneys’ fees, court costs and other legal expenses to the reasonable and documented fees and charges of (1) one counsel for the Administrative Agent and the Lead Arrangers, taken as a whole (and, in the case of an actual or perceived conflict of interest, after written notice of such conflict to the Borrower, such affected Lead Arrangers, taken as a whole, or the Administrative Agent may each separately retain one additional counsel) and, if reasonably necessary, of one (1) local counsel in each material jurisdiction for the Administrative Agent and the Lead Arrangers taken as a whole) incurred by the Administrative Agent and each Lender in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents during the existence of any Event of Default. In addition, the Borrower agrees to pay, and to save the Administrative Agent, the Lead Arrangers and the Lenders harmless from all liability for, (a) any stamp, court or documentary, intangible, recording, filing or similar Taxes which may be payable in connection with the execution and delivery of this Agreement, the Borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Borrower’s auditors and, if an Event of Default exists, any costs and expenses (limited, in the case of attorneys’ fees, court costs and other legal expenses to the reasonable and documented fees and charges of (1) one counsel for each of the Administrative Agent and the Lead Arrangers, taken as a whole, (and, in the case of an actual or perceived conflict of interest, such affected Lead Arrangers, taken as a whole, or the Administrative Agent may each separately retain one additional counsel) and, if reasonably necessary, of one (1) local counsel in each material jurisdiction for each of the Administrative Agent and the Lead Arrangers taken as whole) of the Administrative Agent or any Lender in connection with any reasonable exercise by the Administrative Agent or any Lender of its rights pursuant to Section 10.2. All obligations provided for in this Section 14.5 shall survive repayment of the Loans, cancellation of the Note, and any termination of this Agreement.

74

14.6 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

14.7 Successors and Assigns. This Agreement shall be binding upon the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Administrative Agent and the Lenders and the successors and assigns of the Administrative Agent and the Lenders; provided that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

14.8 Assignments; Participations.

14.8.1 Assignments. Any Lender may, with the prior written consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (which consents shall not be unreasonably delayed or withheld and (x) shall be deemed given unless the Borrower has objected within 10 days of receipt of notice thereof and (y) shall not be required for an assignment to another Lender, an Affiliate of a Lender or an Approved Fund; provided that notice to the Borrower, either prior to or immediately after such assignment, shall be required), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an “Assignee”), all or any fraction of such Lender’s Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender’s Loans and Commitment) in a minimum aggregate amount equal to the lesser of (i) the amount of the assigning Lender’s remaining Loans or Commitment and (ii) CNH75,000; provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Borrower would be obligated to pay any greater amount under Section 7.7 or Section 8 to the Assignee than the Borrower is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Borrower will not be required to pay the incremental amounts) and (b) the Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(x) ten Business Days (or such lesser period of time as the Administrative Agent and the assigning Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Borrower and the Administrative Agent by such assigning Lender and the Assignee,

(y) the assigning Lender and the Assignee shall have executed and delivered to the Borrower and the Administrative Agent an assignment agreement substantially in the form of Exhibit F (an “Assignment Agreement”), together with any documents required to be delivered hereunder, which Assignment Agreement shall have been accepted by the Administrative Agent, and

75

(z) the assigning Lender or the Assignee shall have paid the Administrative Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met, (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any attempted assignment and delegation not made in accordance with this Section 14.8.1 shall be null and void.

Notwithstanding the foregoing provisions of this Section 14.8.1 or any other provision of this Agreement, (a) no assignment shall be made to (i) the Borrower or any Affiliate or Subsidiary thereof, (ii) any Defaulting Lender or any Subsidiary thereof, or any Person which, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), (iii) a natural Person or (iv) a Disqualified Institution and (b) any Lender may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Lender from any of its obligations hereunder).

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

The Administrative Agent, acting solely for this purpose as an agent of the Borrower shall maintain a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

76

14.8.2 Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (other than (i) the Borrower or any Affiliate or Subsidiary thereof, (ii) any Defaulting Lender or any Subsidiary thereof, or any Person which, if it became a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) or (iii) a natural Person) participating interests in any Loan owing to such Lender, the Note held by such Lender, the Commitment of such Lender or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (x) such Lender shall remain the holder of its Note for all purposes of this Agreement, (y) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (z) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the third sentence of Section 14.1. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.6. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 7.7 and Section 8 as if it were a Lender (subject to the requirements and limitations therein, including the requirements under Section 7.7(d)); provided that no Participant shall receive any greater compensation pursuant to Section 7.7 or Section 8 than would have been paid to the participating Lender if no participation had been sold, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

14.8.3 Disqualified Institutions.

77

(a) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such Assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant with respect to any assignment or participation previously acquired and (y) the execution by the Borrower of an Assignment Agreement with respect to such Assignee will not by itself result in such Assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this Section 14.8.3 shall not be void, but the other provisions of this Section 14.8.3 shall apply.

(b) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 14.8), all of its interest, rights and obligations under this Agreement to one or more Persons in accordance with Section 14.8.1 at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(c) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (a) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender (including, without limitation, any of the foregoing provided or made available pursuant to Section 10.2), (y) attend or participate in meetings (including telephonic meetings) attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.

(d) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent to, (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time to the Lenders in accordance with Section 14.3 and/or (B) provide such list to any potential Lender that is subject to a customary confidentiality undertaking in favor of the Borrower. The Administrative Agent shall promptly post the list of Disqualified Institutions provided by the Borrower and any updates thereto from

78

time to time to the Lenders (provided that the Borrower has provided the same to the Administrative Agent in accordance with the definition of “Disqualified Institution”) in accordance with Section 14.3.

(e) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

14.9 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or similar law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect.

14.10 Governing Law; Severability. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrower and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

14.11 Indemnification by the Borrower; Limitation of Liability.

(a) In consideration of the execution and delivery of this Agreement by the Administrative Agent and the Lenders and the agreement to extend the Commitments provided hereunder, the Borrower hereby agrees to indemnify, exonerate and hold the Administrative Agent, the Lead Arrangers, each Lender and each of their respective Related Parties (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys’ fees and charges of one counsel

79

for the Administrative Agent and all other Lender Parties (limited, in the case of attorneys’ fees, court costs and other legal expenses to the reasonable and documented fees and charges of (1) one counsel for the Administrative Agent and the Lead Arrangers, taken as a whole (and, in the case of an actual or perceived conflict of interest, after written notice of such conflict to the Borrower, such affected Lead Arrangers, taken as a whole, or the Administrative Agent may each separately retain one additional counsel) and, if reasonably necessary, of one (1) local counsel in each material jurisdiction for the Administrative Agent and the Lead Arrangers, taken as whole) and settlement costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) the actual or alleged use, handling, release, emission, discharge, transportation, storage, treatment, disposal, or presence of any Hazardous Substance by the Borrower or any Subsidiary or their respective predecessors, (iv) any Environmental Claim with respect to conditions at any property owned or leased by the Borrower or any Subsidiary or their respective predecessors or the operations conducted thereon, (v) the investigation, cleanup or remediation of offsite locations at which the Borrower or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances, (vi) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Lender Parties and, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of the Loan Documents, (vii) any Direct Funding Portion, including without limitation any delay, failure, deficiency, or error in the funding thereof by any Direct Funding Lender or (viii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower’s equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Lender Parties are a party thereto; provided that such indemnity shall not, as to any Lender Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the bad faith, gross negligence or willful misconduct of, or violation of applicable law by, such Lender Party or any of its Lender Related Parties or (y) the material breach of this Agreement or any other Loan Document by such Lender Party or any of its Lender Related Parties or (B) result from a dispute between such Lender Party and another Lender Party not involving the Borrower or its Subsidiaries. Nothing set forth above shall be construed to relieve any Lender Party from any obligation it may have under this Agreement. All amounts due under this Section 14.11 shall be payable within ten days after demand therefor (which demand shall be accompanied by a statement from the applicable Lender Party setting forth such amounts in reasonable detail). All obligations provided for in this Section 14.11 shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement. Notwithstanding the foregoing, this Section 14.11 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent permitted by applicable law (i) the Borrower shall not assert, and hereby waives, any claim against the Administrative Agent, any Lead Arranger, and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a

80

“Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than Liabilities resulting from the bad faith, gross negligence or willful misconduct of the Administrative Agent, any Lead Arranger, any Lender, or any Lender-Related Person, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 14.11(b) shall relieve the Borrower of any obligation it may have to indemnify an indemnitee, as provided in Section 14.11(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

14.12 Forum Selection and Consent to Jurisdiction.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims of any party hereto brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14.3. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

14.13 Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR

81

RELATING TO THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.14 Confidentiality. Each Lender agrees to maintain the confidentiality of all information provided to it by or on behalf of the Borrower or any Subsidiary, or by the Administrative Agent on the Borrower’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender or its Affiliates, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower or a Subsidiary, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Lender; provided that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable law; (D) to the extent reasonably required in connection with any litigation or proceeding involving the Borrower to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors, trustees and other professional advisors; (G) to any Participant or Assignee, actual or potential or to any direct, indirect, actual or prospective counterparty to any swap, derivative or securitization transaction related to the obligations of the Borrower under the Loan Documents or the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement; provided that, in each case, such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party with such Lender or such Affiliate; (I) to its Affiliates, provided that such Affiliate is advised of the confidentiality requirements set forth herein and agrees in writing (for the benefit of the Borrower) to keep such information confidential to the same extent required hereunder (it being understood that each Lender shall be liable for the breach by any of its Affiliates of any such confidentiality requirement); (J) to market data collectors and service providers providing services

82

in connection with the syndication or administration of the Commitments; (K) if the Borrower consents to such disclosure in writing and (L) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender. Each Lender will, so long as not prohibited from doing so by any applicable law, notify the Borrower of any request for information of the type referred to in clause (B) or (C) above prior to disclosing such information so that the Borrower may seek appropriate relief from any applicable court or other Governmental Authority (but failure to so notify the Borrower shall not result in any liability to such Lender). For the avoidance of doubt, nothing in this Agreement prohibits any individual from voluntarily disclosing or providing any information that is the subject of the confidentiality obligations set forth in the immediately preceding paragraph regarding suspected violations of law, rules or regulations to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Agreement shall be prohibited by the laws or regulations applicable to such Regulatory Authority, without any notification to any person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

14.15 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

14.16 No Fiduciary or Implied Duties. The Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that in acting as the Administrative Agent, the Administrative Agent will not have responsibility except as set forth in this Agreement and shall in no event be subject to any fiduciary or other implied duties. The Borrower waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

83

14.17 Judgment. If, for the purposes of filing a claim or obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

14.18 [Reserved].

14.19 [Reserved].

14.20 [Reserved].

14.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

84

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

To the extent not prohibited by applicable law, rule or regulation, (i) each Lender shall notify the Borrower and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action would reasonably be expected to be asserted against such Lender) and (ii) the Borrower shall notify the Administrative Agent and each Lender if the Borrower has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action would reasonably be expected to be asserted against the Borrower).

85

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

YUM CHINA HOLDINGS, INC., as Borrower

By: /s/Adrian Ding

Name: Adrian Ding

Title: CFO

[SIGNATURE PAGE TO BRIDGE CREDIT AGREEMENT]

HSBC BANK USA, NATIONAL ASSOCIATION,

as Administrative Agent

By: /s/James Cochran

Name: James Cochran

Title: Associate

HSBC BANK USA, National Association,

as a Lender

By: /s/Liyun Zhu

Name: Liyun Zhu

Title: SVP, Corporate & Institutional Banking

[SIGNATURE PAGE TO BRIDGE CREDIT AGREEMENT]

CITIBANK N.A., Hong Kong Branch, as a Lender

By: /s/Vivian So

Name: Vivian So

Title: Head of Hong Kong Global Network Banking

[SIGNATURE PAGE TO BRIDGE CREDIT AGREEMENT]